As filed with the Securities and Exchange Commission on February 10, 2006.
                                                     Registration No. 333-130631

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                  FORM SB-2/A2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________


                             NOVA BIOGENETICS, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)

           Delaware                        8741                  04-3656563
 -----------------------------  ---------------------------  ------------------
  State or other Jurisdiction   Primary Standard Industrial   I.R.S. Employer
 Incorporation or Organization   Classification Code Number  Identification No.

                               8601 Dunwoody Place
                                    Suite 338
                             Atlanta, Georgia 30350
                                  770-650-6508
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                     Kevin F. Smith, Chief Executive Officer
                             NOVA BIOGENETICS, INC.
                               8601 Dunwoody Place
                                    Suite 338
                             Atlanta, Georgia 30350
                                  770-650-6508
          ------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 With a Copy to:
                               Gary B. Wolff, P.C.
                                805 Third Avenue
                            New York, New York 10022
                                  212-644-6446

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                      CALCULATION OF REGISTRATION FEE
__________________________________________________________________________________________________________
                                                       Proposed             Proposed
Title of each class                                    maximum              maximum             Amount of
of securities to be             (1) Amount to       offering price         aggregate          Registration
registered                      be registered          per share         offering price           Fee
-------------------------       -------------       --------------       --------------       ------------
Common Stock,
$.0001 par value                    1,660,000          (2)$ .50           $   830,000            $  97.70

Common stock issuable
upon exercise of warrants        (3)1,660,000          (4)$ .50           $   830,000            $  97.70

Additional shares of
$.0001 par value
common stock                        1,343,840          (5)$ .50           $ 1,468,072            $ 172.79

                    Total           4,663,840                                                  * $ 368.20


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


* Paid with initial filing.


____________________

(1) Includes shares of our common stock, par value $0.0001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of restricted shares of the Company's common stock and the exercise of 1,660,000 warrants @ $.50 per share by the selling stockholders. In connection with the sale of 1,660,000 shares of restricted stock, the Company agreed to file a registration statement covering the shares of Common Stock issuable upon conversion of the restricted stock. 1,660,000 shares of Common Stock would be issuable upon registration and conversion of the restricted stock. In addition to the shares issuable upon conversion of the restricted stock, the amount to be registered includes 1,660,000 shares issuable upon exercise of the warrants

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using original issuance price of $.50 per share.

(3) Includes 100% of the shares (1,660,000 shares) underlying warrants exercisable at $.50 per share.

(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of $.50.

(5) These additional restricted shares are owned by officers, directors, affiliates (1,073,840 shares and non-affiliates 270,000 shares).

The information in this prospectus is not complete and may be changed. this prospectus is included in the registration statement that was filed by nova biogenetics, inc. with the securities and exchange commission. the selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the sale is not permitted.

               Subject To Completion Dated _________________ 2006.

                                4,663,840 SHARES

                             PRELIMINARY PROSPECTUS
                                       OF
                             NOVA BIOGENENTICS, INC.

                                  COMMON STOCK


As of the close of business on January 31, 2006, there were 165 stockholders of record of our Common Stock and 12,738,453 shares issued and outstanding.

This prospectus relates to the resale by the selling stockholders of up to 3,320,000 shares of our common stock, consisting of up to 1,660,000 shares of common stock underlying restricted shares of our common stock and up to 1,660,000 shares issuable upon the exercise of common stock purchase warrants at $.50 per share and 1,343,840 additional shares owned by officers, directors and affiliates (1,073,840 shares and non-affiliates 270,000 shares). The restricted shares of our common stock are convertible into the number of our shares of common stock equal to the number of restricted shares held by the selling stockholders. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-the-Counter Bulletin Board under the symbol "NVBG". The last reported sales price per share of our common stock as reported by the Over-the-Counter Bulletin Board on January 31, 2006, was $.033

Our principal executive offices are located at 8601 Dunwoody Place, Suite 338, Atlanta, Georgia 30350, and our telephone number is (770) 650-6508.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE six (6).

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPRIOVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is ________ 2006.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

ABOUT NOVA BIOGENETICS, INC.

Nova Biogenetics, Inc. (hereinafter referred to as " Nova" or the "Company"), a Delaware corporation, was formed for the purpose of developing, manufacturing and distributing products used to destroy or suppress the growth of harmful microorganisms whether bacteria, viruses, or fungi on inanimate objects and surfaces. We are the successor to a Delaware corporation originally organized on April 23, 2001.

We are a developmental company that is only now starting to generate limited sales of our products through a network of distributors, both locally and overseas. In addition, we have identified certain markets where our products may be introduced directly into other manufactured products in an effort to destroy or suppress the harmful microorganisms associated with that product.

The antimicrobial market is now dominated by much larger and more financially secure manufacturers, however, we believe we are poised to enter and hopefully eventually impact the antimicrobial market with our development and manufacturing techniques. The Company currently owns a portfolio of patents (see page 31) with respect to our proprietary technology. While other antimicrobials rely on absorption of the antimicrobial by the organisms which disrupt the metabolic systems, our products are designed to disrupt the microbial cell membrane. We believe that these characteristics can combine to make our products ideal for use in a wide range of medical, household, commercial, and industrial applications.

The Company has also identified proprietary technology of new antibiotics and antibiotic derivatives. This antibiotic product suite will be a part of "Antibiotic Resistance Technology" ("ART"). The strategy is to target solutions for short-term (24 month), intermediate-term (36-48 month), and long-term (60+ month) solutions. This effort will be undertaken by the Company's wholly-owned subsidiary, Nova Biopharmaceuticals, Inc.

We have incurred losses and experienced negative operating cash flow since inception. For our fiscal years ended June 30, 2005 and 2004, we had a net loss of $1,939,933 and $703,686, respectively. In addition, for the 3 months ended September, 30, 2005, we had a net loss of $481,401. We expect to continue to incur significant operating expenses as we maintain our current line of products and continue research and development toward improving additional product quality and performance. Our operating expenses have been and are expected to continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt and/or equity financing.

Our principal executive offices are located at 8601 Dunwoody Place, Suite 338, Atlanta, Georgia 30350 and our telephone number is (770) 650-6508.

THE OFFERING

Common stock offered by Selling     On March 7, 2005, we completed a private
Stockholders                        placement for cash of $830,000 principal
                                    amount of our Common Stock (1,660,000 shares
                                    @ .50 per share and up to 1, 660,000
                                    additional shares issuable upon the exercise of common stock purchase warrants at an exercise price of $.50 per share, assuming full exercise of the warrants. Under the terms of the Private Placement Agreements, we agreed to file the registration statement of which this prospectus forms a part covering the resale of up to 1,660,000 shares of Common Stock and up to 1,660,000 shares issuable upon the exercise of common stock purchase warrants. We are also registering an additional 1,343,840 restricted shares owned by officers, directors, affiliates, and others.

Common Stock to be Outstanding      12,738,453 shares (exclusive of up to an
after the Offering                  additional 1,660,000 shares if all warrants
                                    are exercised.)

Warrant Agreements                  As part of the private placement, each
                                    subscriber received common stock warrants in addition to shares of common stock purchased. The warrants are exercisable for up to 1,660,000 shares of the Company's common stock at an exercise price of $.50 per share, and expire on March 31, 2010, unless exercised sooner. The number of shares issuable pursuant to the exercise of the warrants is subject to adjustment.

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of the common stock. However, we will receive up to $830,000 upon exercise of all of the warrants held by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. We received an aggregate of $830,000 in connection with the issuance of common stock to the selling stockholders pursuant to the private placement. We used the $830,000 for general working capital purposes, including overhead, marketing, research, intellectual property development and filings.

Risk factors                        The purchase of our common stock involves a
                                    high degree of risk.

Trading Market                      "OTCBB" under the symbol NVBG.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information contained in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be significantly harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS

1. WE HAVE A LIMITED OPERATING HISTORY AND HAVE INCURRED A ACCUMULATED DEFICIT OF ($3,469,363) AS OF 9/30/05. IF WE DO NOT GENERATE SIGNIFICANT REVENUES, WE WILL NOT BE PROFITABLE.

We have generated limited revenue from the sale of products to date. We expect that our annual operating losses will increase over the next several years as we pursue commercialization. To become profitable, we must successfully continue to develop and obtain regulatory approval for our evolving technology, and effectively manufacture, market and sell any specialty chemicals we develop. Accordingly, we may never generate significant revenues and, even if we do generate significant revenues, we may never achieve profitability.

2. WE WILL NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, INCLUDING ANTIMICROBIAL DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION. IF WE CANNOT RAISE ADDITIONAL CAPITAL WHEN NEEDED, WE WILL BE UNABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS.

Our specialty chemical products and the potential commercialization of our drug development programs will require substantial additional cash to fund expenses to be incurred in connection with regulatory review, manufacturing, sales and marketing efforts, pre-clinical and clinical testing. Our future capital needs will depend on many factors, including:

      o the scope and results of specialty chemicals' lab testing and future biopharmaceutical clinical trials;

      o the cost of obtaining and maintaining patent protection for our specialty chemical products and processes;

      o     the cost of establishing arrangements for manufacturing;

      o     the cost, timing and outcome of regulatory reviews;

      o     the cost of establishing sales and marketing functions;

      o     the commercial potential of our chemical agent candidates;

      o     the rate of technological advances in our markets;

      o the cost of acquiring or undertaking development and commercialization efforts for any additional chemical candidates;

      o     the magnitude of our general and administrative expenses

We may seek to raise additional capital through public and/or private equity offerings, debt financing or collaboration, strategic alliance and licensing arrangements. Such additional financing may not be available when we need it or may not be available on terms that are favorable to us. If we raise additional capital through the sale of our equity securities, your ownership interest will be diluted and the terms of the financing may adversely affect your holdings or rights as a stockholder.

If we are unable to obtain adequate financing on a timely basis, we could be required to delay, reduce or eliminate one or more of our development programs or to enter into new collaborative or strategic alliance arrangements that may not be favorable to us. These arrangements could result in the transfer to third parties of rights that we consider valuable.

3. SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING AND SATISFY OBLIGATIONS THROUGH ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We have no committed source of financing. Wherever possible, we will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (50,000,000) but unissued (37,261,547) shares less up to an additional 1,660,000 shares if all warrants are exercised. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management's ability to maintain control of Nova BioGenetics, Inc. because the shares may be issued to parties or entities committed to supporting existing management.

4. IF WE DO NOT DEVELOP SALES AND MARKETING CAPABILITIES OR ARRANGEMENTS SUCCESSFULLY, WE WILL NOT BE ABLE TO COMMERCIALIZE OUR PROPOSED STRATEGIES SUCCESSFULLY.

We have limited sales and marketing experience. If we successfully develop and obtain regulatory approval for our evolving specialty chemical technology and future drug candidates, we may market and sell our products through a direct sales force or through other arrangements with third parties, including co-promotion arrangements. Since we may market and sell any product we successfully develop through a direct sales force, we will need to hire and train qualified sales personnel. If we are unable to attract and retain qualified sales personnel, we will not be able to successfully market and sell products directly.

5. Our Market Is Subject To Intense Competition. If We Are Unable To Compete Effectively, We May Be Rendered Noncompetitive Or Obsolete.

We are engaged in segments of the specialty chemical industry that are highly competitive and rapidly changing. Many biotechnology companies, academic institutions, governmental agencies and other public and private research organizations are pursuing the development of competitive products. We face, and expect to continue to face, intense and increasing competition, as new products enter the market and advanced technologies become available.

Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could adversely affect our competitive position and business. Biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. Our future will depend in large part on our ability to maintain a competitive position with respect to these technologies.

6. AS WE EVOLVE FROM A COMPANY PRIMARILY INVOLVED IN DISCOVERY AND DEVELOPMENT TO ONE ALSO INVOLVED IN COMMERCIALIZATION, WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH AND EXPANDING ANY OPERATIONS SUCCESSFULLY.

We hope to and may experience a period of rapid and substantial growth that may place a strain on our administrative and operational infrastructure, and we anticipate that continued growth can have a similar impact. As and if chemistries continue to advance, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities for us. As our operations expand, we expect that we will need to manage additional relationships with various collaborative partners, suppliers and other third parties.

Our ability to manage our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures in at least three different countries( United States, United Kingdom and United Arab Imarets) We may not be able to implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

7. IF WE ARE NOT ABLE TO ATTRACT AND RETAIN KEY MANAGEMENT AND SCIENTIFIC PERSONNEL AND ADVISORS, WE MAY NOT SUCCESSFULLY DEVELOP OUR CHEMICAL PRODUCTS OR ACHIEVE OUR OTHER BUSINESS OBJECTIVES.

We are highly dependent on our senior management and scientific staff. The loss of the services of key members of our senior management or our scientific staff may significantly delay or prevent the achievement of product development and other business objectives. To pursue our product development programs and commercialization plans, we will need to hire additional qualified scientific, sales and management personnel. Our ability to attract and retain qualified personnel, consultants and advisors is critical to our success. We face intense competition for qualified individuals from numerous biotechnology and pharmaceutical companies, universities, governmental entities and other research institutions. We may be unable to attract and retain these individuals, and our failure to do so would have an adverse effect on our business.

8. OUR BUSINESS HAS A SUBSTANTIAL RISK OF PRODUCT LIABILITY CLAIMS. IF WE ARE UNABLE TO OBTAIN APPROPRIATE LEVELS OF INSURANCE, A PRODUCT LIABILITY CLAIM AGAINST US COULD ADVERSELY AFFECT OUR BUSINESS.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing and marketing of our products. Product liability claims could result in a recall of products or a change in the indications for which they may be used. Our product liability insurance may not provide adequate coverage against potential liabilities. Furthermore, product liability insurance is becoming increasingly expensive. As a result, we may be unable to maintain any insurance coverage obtained, or obtain insurance at a reasonable cost or in sufficient amounts to protect against losses that could have a material adverse effect on us.

9. CURRENTLY THERE IS A LIMITED PUBLIC MARKET FOR OUR SECURITIES, AND THERE CAN BE NO ASSURANCES THAT ANY PUBLIC MARKET WILL CONTINUE TO EXIST. THE PRICE OF OUR STOCK IS LIKELY TO BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

As of January 31, 2006, we had 165 shareholders of record of our 12,738,453 outstanding shares of common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.

Our common stock is quoted on the OTCBB. It was approved for quotation on the OTCBB on January 4, 2002 originally under the symbol HNWS and after the completion of the reverse acquisition in March 2003 has traded since August, 2003 as NVBG.

10. WE WILL NOT BE ABLE TO GROW IF OUR PRODUCTS ARE NOT APPROVED, AND WE BEAR SUBSTANTIAL REGULATORY COSTS.

The development, manufacture, testing and marketing of all our products are subject to extensive regulation by numerous authorities in the United States, the different states and foreign countries. In the United States, before new antimicrobial products for humans are permitted to be marketed commercially, they must undergo extensive preclinical and clinical testing. Delays in obtaining regulatory approvals may adversely affect the development, testing or marketing of our products and our ability to generate revenues from the sale or licensing of such products. There can be no assurance that we will obtain regulatory approvals in the United States or any other country to sell our products for such purposes.

11. OUR ARTICLES OF INCORPORATION PROVIDE FOR INDEMNIFICATION OF OFFICERS AND DIRECTORS AT OUR EXPENSE AND LIMIT THEIR LIABILITY WHICH MAY RESULT IN A MAJOR COST TO US AND HURT THE INTERESTS OF OUR SHAREHOLDERS AS CORPORATE RESOURCES MAY BE EXPENDED FOR THE BENEFIT OF DIRECTORS.

Our articles of incorporation and applicable Delaware law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that in the opinion of the SEC, this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

12. ANY ESTABLISHED MARKET THAT DEVELOPS IN SHARES OF OUR COMMON STOCK WILL BE SUBJECT TO THE PENNY STOCK RESTRICTIONS WHICH WILL CREATE A LACK OF LIQUIDITY AND MAKE TRADING DIFFICULT OR IMPOSSIBLE.

Until our shares of common stock qualify for inclusion in the NASDAQ system, if ever, the trading of our securities are listed in the over-the-counter market which is commonly referred to as the OTCBB as maintained by the NASD. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

SEC Rule 15g-9 (as most recently amended and effective on September 12, 2005) establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediate foreseeable future. This classification severely and adversely affects the market liquidity for our common stock. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

      o the basis on which the broker or dealer made the suitability determination, and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

13.   WE MAY BE EXPOSED TO POTENTIAL RISKS RESULTING FROM NEW REQUIREMENTS UNDER
      SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

14. THE COSTS TO MEET OUR REPORTING AND OTHER REQUIREMENTS AS A PUBLIC COMPANY SUBJECT TO THE EXCHANGE ACT OF '34 IS SUBSTANTIAL AND MAY RESULT IN US HAVING INSUFFICIENT FUNDS TO EXPAND OUR BUSINESS OR EVEN TO MEET ROUTINE BUSINESS OBLIGATIONS.

As a public entity, subject to the reporting requirements of the Exchange Act of '34, we incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $100,000 per year for the next few years and will be higher if our business volume and activity increases. These obligations will reduce our ability and resources to fund other aspects of our business and may prevent us from meeting our normal business obligations.

15.   THERE IS NO ASSURANCE OF A CONTINUED PUBLIC MARKET

The market prices for securities of biotechnology companies have been volatile. Announcements of technological innovations or new products by us or our competitors, developments concerning proprietary rights (including patents and litigation matters), publicity regarding actual or potential clinical testing relating to products under development by us or others, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the common stock. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies. The common stock of small and emerging growth companies such as ours that trade in the over-the-counter market have experienced particularly wide price fluctuations not necessarily related to the operating performance.

RISKS RELATED TO OUR DEPENDENCE ON THIRD PARTIES:

16. BECAUSE WE HAVE LIMITED SALES, LIMITED MARKETING AND DISTRIBUTION EXPERIENCE AND CAPABILITIES, WE MAY SEEK TO AUGMENT OUR CAPABILITIES BY ENTERING INTO ARRANGEMENTS WITH THIRD PARTIES.

We have limited sales, marketing and distribution experience and capabilities. Although we intend to continue to build our internal sales force and expand our marketing capabilities, we may seek to augment our sales, marketing and distribution capabilities through arrangements with third parties. In addition, we may seek to establish co-promotion or other marketing and sales arrangements with other third parties. We may not be successful in entering into any such arrangements, and, if entered into, the terms of any such arrangements may not be favorable. We cannot be sure that any third party would devote the necessary time or attention to sell, market or distribute our products. If these arrangements are unsuccessful, we may not successfully commercialize our products.

17. WE CURRENTLY COLLABORATE WITH INTERNATIONAL MARKETING PARTNERS (PALMER HOLLAND). MUCH OF OUR FUTURE REVENUES AND COMMERCIALIZATION OF OUR PRODUCTS IN KEY MARKETS GLOBALLY DEPENDS ON OUR ABILITY TO MAINTAIN SUCH PARTNERSHIPS. IF THESE PARTNERS BREACH OR FAIL TO PERFORM OR IF WE FAIL TO ACHIEVE SPECIFIED MILESTONES OR SUCCESSFULLY DEVELOP OUR CHEMISTRIES AND PRODUCTS, OUR BUSINESS MAY NOT BE SUCCESSFUL.

Essentially all of our initial future revenues will be derived from collaboration with our marketing partners. Our revenues depend on, among other things, customer development of our products internationally. Achieving these results will depend, in part, on the efforts, in addition to our own internal efforts, of marketing partners and other regional marketing entities. We have limited control over the resources that they may devote to our joint efforts. They may also breach our agreement or fail to devote sufficient resources to the development, marketing and sale of our products worldwide. If this breach or failure occurs, or if we are unable to conduct successfully the replacement of similar marketing partners, we could suffer significant losses in terms of potential revenue.

RISKS RELATED TO DEVELOPMENT, CLINICAL TESTING AND REGULATORY APPROVAL OF OUR DRUG CANDIDATES:

18. ALL OF OUR DRUG CANDIDATES ARE STILL IN DEVELOPMENT AND REMAIN SUBJECT TO CLINICAL TESTING AND REGULATORY APPROVAL. IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP AND TEST OUR DRUG CANDIDATES, WE WILL NOT BE SUCCESSFUL.

The success of our business depends primarily upon our ability to successfully develop and commercialize our drug candidates. Our drug candidates are in various early stages of development. Our drug candidates must satisfy rigorous standards of safety and efficacy before they can be approved for sale. To satisfy these standards, we must engage in expensive and lengthy testing and obtain regulatory approval of our drug candidates. As a result, our drug candidates may not:

      o offer therapeutic or other improvement over existing comparable drugs;

      o     be proven safe and efficacious in clinical trials;

      o     meet applicable regulatory standards;

      o be capable of being produced in commercial quantities at acceptable costs; or

      o     be successfully commercialized.

We do not expect any of our drug candidates to be commercially available for at least several years.

19. IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL, WE WILL NOT OBTAIN REGULATORY APPROVAL FOR COMMERCIAL SALE OF OUR DRUG CANDIDATES.

To obtain regulatory approval for the commercial sale of our drug candidates, we will be required to demonstrate through pre-clinical testing and clinical trials that our drug candidates are safe and effective. Pre-clinical testing and clinical trials are lengthy and expensive and the historical rate of failure for drug candidates is high. The results from pre-clinical testing of a drug candidate may not predict the results that will be obtained in human clinical trials. We, the FDA or other applicable regulatory authorities may suspend clinical trials of a drug candidate at any time if we or they believe the subjects or patients participating in such trials are being exposed to unacceptable health risks.

Adverse side effects of a drug candidate on subjects or patients in a clinical trial could result in the FDA or foreign regulatory authorities refusing to approve a particular drug candidate for any and all indications of use. Clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial. Delays in patient enrollment can result in increased costs and longer development times.

We cannot predict whether we will encounter problems with any of our planned clinical trials that will cause us or regulatory authorities to delay or suspend those trials, or delay the analysis of data from our completed or ongoing clinical trials. If the results of our ongoing or planned clinical trials for our drug candidates are not available when we expect or if we encounter any delay in the analysis of data from our pre-clinical studies and clinical trials:

      o we may not have the financial resources to continue research and development of any of our drug candidates; and

      o We may not be able to enter into collaborative arrangements for any of our drug candidates.

Any of the following could delay the completion of our planned clinical trials:

      o discussions with the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

      o     delays in enrolling patients and volunteers into clinical trials;

      o lower than anticipated retention rate of patients and volunteers in clinical trials;

      o     negative results of clinical trials;

      o insufficient supply or deficient quality of drug candidate materials or other materials necessary for the conduct of our clinical trials; or

      o Serious and unexpected drug-related side effects experienced by participants in our clinical trials.

20. OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT RESULT IN ADDITIONAL DRUG CANDIDATES BEING DISCOVERED, WHICH COULD LIMIT OUR ABILITY TO GENERATE REVENUE.

Our research and development programs are at an early stage. Any additional drug candidates would require significant research, development, pre-clinical and clinical testing, regulatory approval and commitment of resources before commercialization. We cannot predict whether our research will lead to the discovery of any additional drug candidates that could generate revenues for us.

21. IF WE SUCCESSFULLY DEVELOP PRODUCTS BUT THOSE PRODUCTS DO NOT ACHIEVE AND MAINTAIN MARKET ACCEPTANCE, OUR BUSINESS WILL NOT BE SUCCESSFUL.

Even if our drug candidates are successfully developed, our success and growth will depend upon the acceptance of these candidates by physicians, healthcare professionals and third-party payors. Acceptance will be a function of our products being clinically useful and demonstrating superior therapeutic effect with an acceptable side effect profile as compared to currently existing or future treatments. If our products do not achieve market acceptance, our business will not be successful. In addition, even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if:

      o new products or technologies are introduced that are more favorably received than our products or render our products obsolete; or

      o Complications, such as viral resistance, arise with respect to use of our products.

We believe that a significant number of drugs are currently under development and will become available in the future that addresses the resistance of antibiotics. If other drug candidates are successfully developed, they may be marketed before our drug candidates.

22.   INTENSE COMPETITION

Our competitors' products may be more effective, or more effectively marketed and sold, than any of our products. Many of our competitors have:

      o significantly greater financial, technical and human resources than we have and may be better equipped to discover, develop, manufacture and commercialize products;

      o more extensive experience in pre-clinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products;

      o     products that have been approved or are in late stage development;
            and

      o Collaborative arrangements in our target markets with leading companies and research institutions.

Competitive products may render our products obsolete or noncompetitive before we can recover the expenses of developing and commercializing our drug candidates. Furthermore, the development of new treatment methods and/or the widespread adoption or increased utilization of any vaccine for the diseases we are targeting could render our drug candidates noncompetitive, obsolete or uneconomical. If we successfully develop and obtain approval for our drug candidates, we will face competition based on such items as the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability and cost of supply, marketing and sales capabilities, reimbursement coverage, price and patent position.

23. IF WE ARE UNABLE TO OBTAIN U.S. AND/OR FOREIGN REGULATORY APPROVAL, WE WILL BE UNABLE TO COMMERCIALIZE OUR PRODUCTS.

Our drug candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing and commercialization. Rigorous pre-clinical testing and clinical trials and an extensive regulatory clearance process are required in the United States and in many foreign jurisdictions prior to the commercial sale of our drug candidates. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. It is possible that none of the drug candidates we are developing will obtain the appropriate regulatory approvals necessary to receive marketing approval.

We have no experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. The time required for FDA and other approvals is uncertain and typically takes a number of years, depending upon the complexity of the drug candidate. Any analysis of data obtained from pre-clinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval.

We may also encounter unanticipated delays or increased costs due to government regulation from future legislation or administrative action, changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenues from the particular drug candidate. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we intend to market the product. These limitations may limit the size of the market for the product.

We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third party reimbursement. The foreign regulatory approval process includes many of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside the United States.

24. EVEN IF WE OBTAIN REGULATORY APPROVAL, OUR DRUG CANDIDATES WILL BE SUBJECT TO ONGOING REGULATORY REVIEW. IF WE FAIL TO COMPLY WITH CONTINUING U.S. AND APPLICABLE FOREIGN REGULATIONS, WE COULD LOSE SUCH APPROVALS AND OUR BUSINESS WOULD BE SERIOUSLY HARMED.

Approvals of our drug candidates are subject to continuing regulatory review. The manufacturer, and any manufacturing facilities we intend to use to make any of our drug candidates, will be subject to periodic review and inspection by the FDA. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and criminal prosecutions.

25. IF WE DO NOT COMPLY WITH LAWS REGULATING THE PROTECTION OF THE ENVIRONMENT AND HEALTH AND HUMAN SAFETY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial.

We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs in our efforts to comply with, and substantial fines or penalties if we violate any of these laws or regulations.

26. OUR COLLABORATIONS WITH OUTSIDE SCIENTISTS MAY BE SUBJECT TO RESTRICTION AND CHANGE.

We work with chemists and biologists at academic and other institutions that assist us in our research and development efforts. We refer to our internal scientists and these third-party chemists and biologists as our drug discovery network. Many of the scientists who have contributed to the discovery and development of our drug candidates are not our employees and may have other commitments that would limit their future availability to us. Although our scientific advisors and collaborators generally agree not to do competing work, if a conflict of interest between their work for us and their work for another entity arises, we may lose their services.

27. WE ARE DEPENDENT ON THIRD-PARTY MANUFACTURERS TO MANUFACTURE PRODUCTS FOR US. IF IN THE FUTURE WE ELECT TO MANUFACTURE ANY OF OUR PRODUCTS, WE WILL BE REQUIRED TO INCUR SIGNIFICANT COSTS AND DEVOTE SIGNIFICANT EFFORTS TO ESTABLISH THESE CAPABILITIES.

To develop our drug candidates, apply for regulatory approvals and commercialize any products, we will need to contract for or otherwise arrange for the necessary manufacturing facilities and capabilities. We have relied upon third parties to produce material for pre-clinical testing purposes and may continue to do so in the future. Although we believe that we will not have any material supply issues, we cannot be certain that we will be able to obtain long term supplies of those materials on acceptable terms, if at all. We also expect to rely upon other third parties to produce materials required for clinical trials and for the commercial production of certain of our products if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party manufacturing, or to do so on commercially reasonable terms, we may not be able to complete development of our products or market them.

Reliance on third-party manufacturers entails risk to which we would not be subject if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control and the possibility of termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us.

In addition, the FDA and other regulatory authorities require that our products be manufactured according to current good manufacturing practice regulations. Any failure by us or our third-party manufacturers to comply with current good manufacturing practices and/or our failure to scale up our manufacturing processes could lead to a delay in, or failure to obtain, regulatory approval. In addition, such failure could be the basis for action by the FDA to withdraw approvals for drug candidates previously granted to us and for other regulatory action. We may in the future elect to manufacture certain of our products in our own manufacturing facilities if and when established. If we do so, we will require substantial additional funds and need to recruit qualified personnel in order to build or lease and operate any manufacturing facilities.

RISKS RELATED TO PATENTS AND LICENSES

28. IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR DRUG CANDIDATES, OR IF WE INFRINGE THE RIGHTS OF OTHERS, WE MAY NOT BE ABLE TO DEFEND OUR DRUG MARKETS OR TO SELL OUR DRUGS.

Any success will depend in part on our ability to obtain patent protection both in the United States and in other countries for our drug candidates. Our patent portfolio currently consists of five (5) U.S. granted patents. We currently own 100% interest of all the Company's EPA Registrations #'s 75497-1, 75497-2, 75497-3, 75497-4, 75497-5, 75497-6, 75497-7, 75497-8, and patent applications.

Our ability to protect our drug candidates from unauthorized or infringing use by third parties depends in substantial part on our ability to obtain and maintain valid and enforceable patents. Due to evolving legal standards relating to the patentability, validity and enforceability of patents covering pharmaceutical inventions and the scope of claims made under these patents, our ability to obtain and enforce patents is uncertain and involves complex legal and factual questions. Accordingly, rights under any issued patents may not provide us with sufficient protection for our drug candidates or provide sufficient protection to afford us a commercial advantage against competitive products or processes.

In addition, we cannot guarantee that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents have issued or will issue, we cannot guarantee that the claims of these patents are valid, enforceable or provide us with any significant protection against competitive products or otherwise be commercially valuable to us. Patent applications in the United States are maintained in confidence for at least 18 months after their filing, in some cases remaining confidential in the U.S. Patent and Trademark Office, which we refer to as the U.S. Patent Office, for the entire time prior to the issuance as a U.S. patent. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Consequently, we cannot be certain that we or our licensors or co-owners were the first to invent, or the first to file patent applications on our drug candidates. In the event that a third party has also filed a U.S. patent application on our drug candidates or on a similar invention, we may have to participate in interference proceedings declared by the U.S. Patent Office to determine priority of invention in the United States.

The costs of these proceedings could be substantial and it is possible that such efforts would be unsuccessful, resulting in a loss of our U.S. patent position. Furthermore, we may not have identified all U.S. and foreign patents or published applications that affect our business either by blocking our ability to commercialize our drugs or by covering similar technologies that affect our drug market. The laws of some foreign jurisdictions do not protect intellectual property rights to the same extent as in the United States and many companies have encountered significant difficulties in protecting and defending such rights in foreign jurisdictions. If we encounter such difficulties in protecting or are otherwise precluded from effectively protecting our intellectual property rights in foreign jurisdictions, our business prospects could be substantially harmed.

Some countries do not grant claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates. Even if patents issue, we cannot guarantee that the claims of those patents are valid and enforceable or provide us with any significant protection against competitive products or otherwise be commercially valuable to us. In addition, other companies may obtain patents and/or regulatory approvals to use the same drugs to treat diseases similar to those proposed by us. Thus, we may not be able to enforce our patents effectively because we may not be able to prevent healthcare providers from prescribing, administering or substituting the same drugs sold by other companies for our drugs when treating patients infected with various diseases and viruses.

Many large companies have filed patent applications and have obtained patents for the development of several antibiotics that could materially affect our ability to develop our drug candidates or sell our products. For example, we are aware that Chiron Corporation has obtained broad patents covering hepatitis C proteins, nucleic acids, diagnostics and drug screens. If we need to use these patented materials or methods to develop our hepatitis C drug candidates or sell these products, we will require a license from Chiron which may not be available on reasonable terms or at all. This could materially affect or preclude our ability to develop our hepatitis C drug candidates and sell our products.

If we find during clinical evaluation that our proposed antibiotic drug candidates should be used in combination with a product covered by a patent held by another company or institution, and that a labeling instruction is required in product packaging recommending that combination, we could be held liable for infringement of the third-party patents covering the product recommended for co-administration with our product. In that case, we may be required to obtain a license from the other company or institution to provide the required or desired package labeling, which may not be available on reasonable terms or at all.

29. LITIGATION REGARDING PATENTS, PATENT APPLICATIONS AND OTHER PROPRIETARY RIGHTS IS EXPENSIVE AND TIME CONSUMING. IF WE ARE INVOLVED IN SUCH LITIGATION, IT COULD CAUSE DELAYS IN BRINGING PRODUCTS TO MARKET AND HARM OUR ABILITY TO OPERATE.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The manufacture, use or sale of any of our drug candidates may infringe on the patent rights of others. Likewise, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

      o The patentability of our inventions relating to our drug candidates; and/or

      o The enforceability, validity or scope of protection offered by our patents relating to our drug candidates.

Even if we are successful in these proceedings, we may incur substantial cost and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringement of the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to successfully defend an infringement action or have infringed patents declared invalid, we may:

      o     incur substantial monetary damages;

      o encounter significant delays in bringing our drug candidates to market; and/or

      o Be precluded from participating in the manufacture, use or sale of our drug candidates or methods of treatment requiring licenses.

30. CONFIDENTIALITY AGREEMENTS WITH EMPLOYEES AND OTHERS MAY NOT ADEQUATELY PREVENT DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION.

In order to protect our proprietary technology and processes, we will rely in part on confidentiality agreements with our corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such case we could not assert any trade secret rights against such party. Costly and time-consuming litigation would be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection would adversely affect our competitive business position.

31. EVOLVING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSES AND CONTINUING UNCERTAINTY.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for public companies. As a result of these new rules, we will incur additional costs associated with our public company reporting requirements. In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and this could make it difficult for us to attract and retain qualified persons to serve on our board of directors.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs. These new or changed laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new or changed laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be harmed.

32. IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of those shares of common stock. However, we will receive the sale price (exercise price of $.50 per share) of any common stock we issue to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes as outlined herein.

                              SELLING STOCKHOLDERS

All shares offered under this prospectus may be sold from time to time for the account of the selling stockholders named in the following table. The table also contains information regarding each selling stockholder's beneficial ownership of shares of our common stock as of January 31, 2006, and as adjusted to give effect to the sale of the shares offered hereunder.

                                                               Additional Nova
                                                              Shares Which May
                                                               Be Offered Upon    (6)*No. and % of
                                                   Nova          Exercise of      Nova Shares To Be
                                Owned Before   Shares Being   Warrants at $.050       Owned After      Relationship To Nova
Selling Security Holders          Offering       Offered          per share       Offering Completed      or Affiliates
-----------------------------   ------------   ------------   -----------------   ------------------   --------------------
Nguyen,Troung ...............        40,000         40,000          40,000                0             Shareholder Only
Tran, Binh ..................        40,000         40,000          40,000                0             Shareholder Only
Bui, Tri ....................        20,000         20,000          20,000                0             Shareholder Only
(16)Steele, Judith B. .......        40,000         40,000          40,000                0             Shareholder Only
Botkins, Todd Matthew .......        20,000         20,000          20,000                0             Shareholder Only
(10)Aspen Partners, LTD .....        60,000         60,000          60,000                0             Shareholder Only
(16)Kregloski, Kim ..........        20,000         20,000          20,000                0             Shareholder Only
Bush, William Ware ..........        40,000         40,000          40,000                0             Shareholder Only
Goode, Marc T. ..............        20,000         20,000          20,000                0             Shareholder Only
(16)Mokros, Mike ............       100,000        100,000         100,000                0             Shareholder Only
Campbell, Caroline R.,
Campbell, Gray M. ...........        60,000         60,000          60,000                0             Shareholder Only
Campbell, Gray M. ...........        40,000         40,000          40,000                0             Shareholder Only
Kuik, (Maarteen) Marinus Kuik
Anna Kuik ...................        50,000         50,000          50,000                0             Shareholder Only
Lykins, Joseph D. Lykins III,
Nancy L. Lykins JT Ten ......        10,000         10,000          10,000                0             Shareholder Only
Tribodeaux, Benjamin ........        10,000         10,000          10,000                0             Shareholder Only
Taylor, Denise K. ...........        10,000         10,000          10,000                0             Shareholder Only
Kahler, Thomas W. ...........        20,000         20,000          20,000                0             Shareholder Only
Taylor, Lonnie J. ...........        20,000         20,000          20,000                0             Shareholder Only
Goode, Earl L. ..............        20,000         20,000          20,000                0             Shareholder Only
Palmer Holland C/O (W. Bryn
Irvine) .....................        20,000         20,000          20,000                0             Shareholder Only
Bush, Marie B. ..............       100,000        100,000         100,000                0             Shareholder Only
Ouchi, Masahiro .............        40,000         40,000          40,000                0             Shareholder Only
Rey, Cristina ...............       100,000        100,000         100,000                0       0     Shareholder Only
Leiser, David and Dawn Leiser
JT Ten ......................        20,000         20,000          20,000                0       0     Shareholder Only
Bush, William Ware ..........        20,000         20,000          20,000                0       0     Shareholder Only
Banwart, Kenneth ............       200,000        200,000         200,000                0       0     Shareholder Only
Banwart, Kenneth ............       200,000        200,000         200,000                0       0     Shareholder Only
Banwart, Kenneth ............       100,000        100,000         100,000                0       0     Shareholder Only
Banwart, Sr., Kenneth +
Banwart, Jr., Kenneth Eugene         40,000         40,000          40,000                0       0     Shareholder Only
(11)All-Star Apparel ........        20,000         20,000          20,000                0       0     Shareholder Only
Smith, Gregory L. ...........        20,000         20,000          20,000                0       0     Shareholder Only
(9)Milatou, Rodothea ........        80,000         80,000          80,000                0       0     Wife of CEO
(12)Innovative Clinical and
Consulting Services (ICCS) ..        20,000         20,000          20,000                0       0     Shareholder Only
(13)&(16)NFS Cust Judith Borg
Steele(IRA) .................        20,000         20,000          20,000                0       0

(7)&(9)&(14)M5 Trust Fund I
& II ........................     2,952,132        583,000               0        2,369,132   18.60%    Shareholder over 5%
(7)&(9)Timothy C. Moses .....       656,311        220,000               0          436,311    3.43%    Affiliate

(7)&(9)&(15)Domus trust fund        202,248        100,840               0          101,408     .80%    Trust fund of CEO
(7)&(8)&(9)Kevin F. Smith ...       531,124         70,000       (8)20,000          441,124    3.46%    CEO
(7)George Michael Smith .....        70,000         70,000               0                0       0     Corporate council
(7)&(9)Shelley S. Moses .....       100,000        100,000               0                0       0     Affiliate
(7)Leonard B. Steele ........        50,000         50,000               0                0       0     Shareholder Only
(7)&(9)Bradley F. Smith .....        60,000         20,000               0           40,000     .31%    Secretary/Treasurer
(7)William Brendt Steele ....       150,000        150,000               0                0       0     Shareholder Only
                                                 ---------       ---------
Totals ......................                    3,003,840       1,660,000

____________________

(6)  Assumes exercise of warrants and subsequent sale of underlying shares

(7) None of these persons who are registering an aggregate of 1,343,840 shares participated in the private placement except indicated in footnote 8. While all those other persons who do not have footnotes beside their name received their shares and warrants pursuant to the private placement concluded on March 31, 2005.

(8) Includes 20,000 shares purchased pursuant to the private placement as well as 20,000 warrants.

(9) Each of these persons may be deemed to be an affiliate of Nova and as a group are offering a total of 1,273,840 shares which represents less than 10% of the Company's outstanding 12,738,453 shares.

(10) This firm is controlled by Kenneth Banwart through both voting and investment control..

(11) This firm is controlled by Frank Del Pizzo through both voting and investment control.

(12) This firm is controlled by Sharon Allred through both voting and investment control.

(13) Judith Borg Steele, IRA Fund.

(14) Beneficial owner of these Trust Funds are the children of Timothy C. Moses and Shelley S. Moses and the Trustee is Kevin F. Smith who controls such funds.

(15) The beneficial owner of this Trust Fund is Kevin F. Smith.

(16) Each of these persons are broker/dealers or affiliates of broker/dealers and accordingly may be considered to be underwriters for purposes of this offering. These sellers purchased their securities in the ordinary course of business and at the time of such purchase of such securities which are being registered for resale none of such persons had (or currently has) any agreements or understanding directly or indirectly with any person to distribute such securities.

If and to the extent that any successor(s) to the selling stockholders indicated above wish to sell under this prospectus, Nova is required to and will file a prospectus supplement identifying such successor(s) as selling stockholders.

All those persons indicated in the Selling Stockholders' chart with the exception of those persons who have a footnote 7 along side their name, purchased their restricted shares and warrants in a private placement concluded on March 31, 2005. Additionally, Kevin F. Smith who has a footnote 8 along side his name purchased 20,000 shares and 20,0000 warrants in the private placement.

               MANNER OF SHARE ACQUISITION BY SELLING STOCKHOLERS

Each of those selling stockholders listed who do not have a footnote 7 to the left of their names, acquired both their shares and warrants in a private placement which concluded on March 31, 2005. Additionally, Kevin F. smith acquired 20,000 shares and 20,000 warrants in such private placement. See footnote 7 and 8 to Selling Stockholder list. In effect, each selling stockholder who is indicated as owning both shares and warrants participated in the private placement.

With respect to the balance of the shareholders:

1. M5 Trust Funds I and II acquired their 2,952,132 shares by receiving 2,431,451 shares in July 2003 as a result of reverse acquisition into Healthcare Network Solutions, Inc. (See Note 1 to audited financial statements). It further received 520,681 shares pursuant to November 4, 2005 board minutes and in exchange for conversion by its then President of $312,408 in accrued salary for shares valued at $0.60 per share and (pursuant to such President's instructions) issued to M5 Trust Fund I.

2. Timothy C. Moses (former President) acquired his 656,311 shares by receiving 211,911 shares as a result of reverse acquisition into Healthcare Network Solutions, Inc. and 444,400 original issuance.

3. Domus Trust Fund acquired its 202,248 shares as a result of reverse acquisition into Healthcare Network Solutions, Inc.

4. Kevin F. Smith received his 511,124 as compensation for serving as executive officer and director of the Company and an additional 20,000 shares purchased pursuant to the private placement referred to herein.

5. G. Michael Smith was issued 70,000 shares for legal services rendered as corporate counsel pursuant to board minutes of December 2004 (20,000 shares) and November 2005 (50,000 shares).

6. Shelley S. Moses was issued 100,000 shares in lieu of accrued salary for a 12 month period valued at $60,000 with shares valued at $0.60 per share as indicated in November 2005 board minutes.

7. Leonard B. Steele was issued 50,000 shares at $0.60 per share for services valued at $30,000 as indicated in both December 2004 and November 2005 board minutes.

8. Bradley F. Smith was issued 60,000 shares for services rendered as both officer and board member as indicated in November 2005 board minutes.

9. William Brendt Steele was issued 150,000 shares in lieu of salary per December 2004 board minutes.

                         DETERMINATION OF OFFERING PRICE

There is a limited established public market for the common equity being registered. Accordingly, in determining the offering price, we selected $.50 per share as being equal to price per share sold in our private placement (PPM) and being equal to exercise price of warrants issued in our PPM.

                                 DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

                              MARKET FOR SECURITIES

There is a limited established public market for our common stock.

As of January 31, 2006, we had 165 shareholders of record of our 12,738,453 outstanding shares of common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various securities brokers, dealers, and registered clearing agencies.

The transfer agent of our common stock is North American Transfer Company 147 W. Merrick Rd. Ste. 205, Freeport, NY 11520

Our common stock is quoted on the OTCBB. It was approved for quotation on the OTCBB on January 4, 2002 originally under the symbol HNWS and after the completion of the reverse acquisition in March 2003 has traded since August, 2003 as NVBG.

The following table sets forth, for the periods indicated, the range of high and low bid prices on the dates indicated for our securities indicated below for each full quarterly period within the two most recent fiscal years (if applicable) and any subsequent interim period for which financial statements are included and/or required to be included.

Fiscal Year ended June 30, 2004        (17)Quarterly Common Stock Price Ranges
-------------------------------        ---------------------------------------
Quarter     Quarter Ended                      High               Low
-------     ------------------                 -----              -----
1st         September 30, 2003                 $0.35              $0.25
2nd         December 31, 2003                  $0.12              $0.07
3rd         March 31, 2004                     $0.12              $0.12
4th         June 30, 2004                      $0.17              $0.12

Fiscal Year ended June 30, 2005        (17)Quarterly Common Stock Price Ranges
-------------------------------        ---------------------------------------
Quarter     Quarter Ended                      High               Low
-------     ------------------                 -----              -----
1st         September 30, 2004                 $0.22              $0.22
2nd         December 31, 2004                  $0.22              $0.20
3rd         March 31, 2005                     $1.90              $0.85
4th         June 30, 2005                      $1.25              $1.15

Fiscal Year ended September 30, 2005   (1) Quarterly Common Stock Price Ranges
------------------------------------   ---------------------------------------
Quarter     Quarter Ended                      High                Low
-------     -------------------                -----              -----
1st         September 30, 2005                 $0.93              $0.85
2nd         December 31, 2005                  $0.95              $0.460
__________
(17) The existence of limited or sporadic quotations should not of itself be deemed to constitute an "established public trading market." All prices indicated are as reported to the Registrant by broker-dealer(s) making a market in its common stock in the Over-The-Counter Bulletin Board. During the indicated periods of time, the Registrant's common stock was not traded or quoted on any automated quotation system other than as indicated herein. The market quotes indicated reflect inter-dealer prices without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

                         SELECTED FINANCIAL INFORMATION

The following selected financial data has been derived from our audited balance sheets as of June 30, 2005 and 2004. This selected financial data should be read together with our financial statements and related notes included in this prospectus. See "Financial Statements."

                                                           For the Years
                                                           Ended June 30
                                                    ---------------------------
                                                        2005            2004
                                                    -----------     -----------

NET SALES ......................................    $   482,679     $   261,881
COST OF SALES ..................................         27,304          51,827
                                                    -----------     -----------

GROSS MARGIN ...................................        455,375         210,054
                                                    -----------     -----------

OPERATING EXPENSES
Salaries and Consulting ........................        204,760         558,524
Professional fees ..............................        172,484          57,918
Research and Development .......................          1,536          22,108
Rent Expenses ..................................         28,579          28,168
Selling, General and Administrative ............      1,243,904         215,479
                                                    -----------     -----------

Total Operating Expenses .......................      1,651,263         882,181
                                                    -----------     -----------

LOSS FROM OPERATIONS ...........................     (1,195,888)       (672,127)
                                                    -----------     -----------

OTHER INCOME (EXPENSES)
Interest Expense ...............................        (52,678)        (32,409)
Gain on Sale of Assets .........................         28,844             850
Loss on Impairment of Goodwill (Note 3) ........       (720,211)              -
                                                    -----------     -----------

Total Other Income (Expenses) ..................       (744,045)        (31,559)
                                                    -----------     -----------

LOSS BEFORE INCOME TAXES .......................     (1,939,933)       (703,686)
INCOME TAX EXPENSE .............................              -               -
                                                    -----------     -----------

NET LOSS .......................................    $(1,939,933)    $  (703,686)
                                                    ===========     ===========

BASIC AND DILUTED
Net Loss per Common Share ......................    $     (0.22)    $      (011)
                                                    ===========     ===========

                               BALANCE SHEET DATA
                                  June 30, 2005

                                     ASSETS

CURRENT ASSETS
Cash and cash equivalents (Note 2) ..............................   $   386,596
Accounts receivable, net (Note 2) ...............................        49,949
Inventory (Note 2) ..............................................        43,712
                                                                    -----------

      Total Current Assets ......................................       480,257
                                                                    -----------

PROPERTY AND EQUIPMENT - NET (Note 2) ...........................        26,659
                                                                    -----------

OTHER ASSETS
Deposits ........................................................         4,508
                                                                    -----------

Total Other Assets ..............................................         4,508
                                                                    -----------

TOTAL ASSETS ....................................................   $   511,424
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
   Accounts payable and accrued expenses ........................   $   528,715
   Due to related parties (Note 4) ..............................       145,392
   Escrow payable (Note 5) ......................................       199,500
   Notes payable - related party (Note 8) .......................       490,404
                                                                    -----------

Total Current Liabilities .......................................   $ 1,364,011
                                                                    -----------

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' DEFICIT
Common stock, $0.0001 par value; 50,000,000 shares
authorized, 11,107,772 shares issued and outstanding ............         1,111
Additional paid-in capital ......................................     2,134,265
Accumulated deficit .............................................    (2,987,963)
                                                                    -----------
Total Stockholders' Deficit .....................................      (852,587)
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT .....................   $   511,424

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                       ASSETS

                                                     September 30,    June 30,
                                                          2005          2005
                                                     -------------  ------------
                                                      (unaudited)
CURRENT ASSETS

   Cash and cash equivalents ........................ $    11,218   $   386,596
   Accounts receivable, net .........................      52,848        49,949
   Inventory ........................................      38,138        43,712
                                                      -----------   -----------

      Total Current Assets ..........................     102,204       480,257
                                                      -----------   -----------

PROPERTY AND EQUIPMENT - NET ........................      24,934        26,659
                                                      -----------   -----------

OTHER ASSETS

   Deposits .........................................       4,508         4,508
                                                      -----------   -----------

      Total Other Assets ............................       4,508         4,508
                                                      -----------   -----------

      TOTAL ASSETS .................................. $   131,646   $   511,424
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

   Accounts payable and accrued expenses ............ $   606,032   $   528,715
   Due to related parties ...........................     153,748       145,392
   Escrow payable ...................................     199,500       199,500
   Notes payable - related party ....................     490,404       490,404
                                                      -----------   -----------

      Total Current Liabilities .....................   1,449,684     1,364,011
                                                      -----------   -----------
STOCKHOLDERS' DEFICIT

   Common stock, $0.0001 par value; 50,000,000 shares
     authorized, 11,129,923 and 11,107,772 shares
     issued and outstanding, respectively ...........       1,113         1,111
   Additional paid-in capital .......................   2,151,763     2,134,265
   Accumulated deficit ..............................  (3,469,363)   (2,987,963)
   Foreign currency translation adjustment ..........      (1,551)            -
                                                      -----------   -----------

      Total Stockholders' Deficit ...................  (1,318,038)     (852,587)
                                                      -----------   -----------

      TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ... $   131,646   $   511,424
                                                      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (unaudited)

                                                      For the Three Months
                                                       Ended September 30,
                                                 ------------------------------
                                                      2005             2004
                                                 -------------    -------------

NET SALES ....................................   $      42,238    $      81,890

COST OF SALES ................................           5,275            5,216
                                                 -------------    -------------

GROSS MARGIN .................................          36,963           76,674
                                                 -------------    -------------
OPERATING EXPENSES

   Salaries and consulting ...................         333,864           62,500
   Professional fees .........................          41,189           12,186
   Selling, general and administrative .......         130,171           65,778
                                                 -------------    -------------

      Total Operating Expenses ...............         505,224          140,464
                                                 -------------    -------------

LOSS FROM OPERATIONS .........................        (468,261)         (63,790)
                                                 -------------    -------------

OTHER INCOME (EXPENSES)

   Interest expense ..........................         (13,140)          (7,356)
                                                 -------------    -------------

      Total Other Income (Expenses) ..........         (13,140)          (7,356)
                                                 -------------    -------------

LOSS BEFORE INCOME TAXES .....................        (481,401)         (71,146)

INCOME TAX EXPENSE ...........................               -                -
                                                 -------------    -------------

NET LOSS .....................................   $    (481,401)   $     (71,146)
                                                 =============    =============

BASIC AND DILUTED:
   Net loss per common share .................   $       (0.04)   $       (0.01)
                                                 =============    =============

   Weighted average shares outstanding .......      11,111,095        6,892,148
                                                 =============    =============
OTHER COMPREHENSIVE INCOME

NET LOSS .....................................   $    (481,401)   $     (71,146)

   Foreign currency translation adjustment ...          (1,551)               -
                                                 -------------    -------------
COMPREHENSIVE LOSS ...........................   $    (482,952)   $     (71,146)
                                                 =============    =============

   The accompanying notes are an integral part of these financial statements.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities and Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "will," "could," "may," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Prospectus.

The key factors that could cause actual results to differ materially from the forward-looking statements include but are not limited to:

      o scientific and technological uncertainties regarding our drug candidates;

      o risks and uncertainties regarding the adequacy of our clinical trial processes and whether the results of those clinical trials will be adequate to support regulatory filings and/or approvals;

      o risks associated with timing of clinical trials for ART drug candidates;

      o risks associated with timing of regulatory approval of our drug candidates by the FDA and foreign regulatory agencies;

      o our ability to raise additional needed capital or maintain and develop collaborative or co-marketing transactions on favorable terms or at all;

      o dependence on third party service providers and manufacturers of our products;

      o     changes in actual growth rates in our markets;

      o     our ability to attract and retain employees; and

      o Our ability to obtain and maintain intellectual property rights in our drug candidates and methods in the U.S. and internationally.


            MANAGEMENTS DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

The following discussion and analysis should be read in conjunction with the financial statements and notes appearing elsewhere in this report. We were incorporated under the laws of the State of Delaware on April 23, 2001. In March 2003, we completed a reverse acquisition with Healthcare Network Solutions, Inc.. In August the name of the Company was changed to Nova Biogenetics and the stock symbol was changed in August, 2003 to NVBG.

On June 30, 2005, the company acquired a U.K.-based company, Eco Group LTD with a broad range of experience in sales and marketing of antimicrobials and specialty chemicals in Europe and the Middle-East. This acquisition represents the harbinger necessary for the introduction to a large global market for the company to have the ability to service its existing global contracts in the coming year.

RESULTS OF OPERATIONS

Following is our discussion of the relevant items affecting results of operations for the years ended June 30, 2005 and 2004.

REVENUES. Revenues are generated from one of our two business units. The Company is broken down into two divisions: Bio-pharmaceuticals and Specialty Chemicals. Revenues for the fiscal year ended June 30, 2005 were solely from the Specialty chemicals division and were $482,679 compared to $261,881 for the year ended June 30, 2004, an increase of 84%. We are continuing with our marketing efforts and believe that our revenues for fiscal 2006 will exceed those of fiscal 2005. The BioPharmaceuticals division currently has no significant operations.

COST OF SALES. Cost of sales, which includes contract manufacturing, were $27,304 for the year ended June 30, 2005 compared to $51,827 for the year ended June 30, 2004, a decrease of 47%. This decrease was the result of more efficient manufacturing and lower price on raw materials.

SALARIES AND CONSULTING. Salaries and consulting consist of salaried and hourly employees, technical development staff, marketing staff and office personnel. Salaries and consulting expenses for the year ended June 30, 2005 were $204,760, a decrease of 63% compared to $558,524 for the year ended June 30, 2004. Management has made a concerted effort to decrease certain costs associated with salaries and consulting.

PROFESSIONAL FEES. Professional fees for the year ended June 30, 2005 were $172,484 compared to $57,918 for the year ended June 30, 2004, an increase of 198%. This increase is the result of legal and accounting fees associated with the audits and filings with the Securities and Exchange Commission.

RESEARCH AND DEVELOPMENT. Research and Development expenses were $1,536 for the year ended June 30, 2005 compared to $22,108 for the year ended June 30, 2004, a decrease of 93%.

RENT EXPENSE. Rent expense for the year ended June 30, 2005 was $28,579, a 2% increase compared to $28,152 for the year ended June 30, 2004. No change was expected in rent expense during the period but rent could increase in the future as the company expands operations.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended June 30, 2005 were $1,243,904 compared to $215,479 for the year ended June 30, 2004, an increase of 477%. The significant increase in SG& A was due to a ramp up of personnel including upgrades to infrastructure in the research & development, microbiology, and the testing capabilities of the company.

OTHER INCOME (EXPENSE). The Company had net other expense of $744,045 for the year ended June 30, 2005 compared to net other expense of $31,559 for the year ended June 30, 2004. For the year ended June 30, 2005, an expense of $720,211 was recorded as a loss on impairment of goodwill related to the acquisition of Eco Group International Limited. Other expenses incurred in this category were comprised of interest expense related to notes payable.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2005, the Company's primary source of liquidity consisted of $386,596 in cash and cash equivalents. Since inception, the Company has financed its operations through a combination of short term loans and through the private placement of its common stock.

The Company has sustained net losses which have resulted in an accumulated deficit and total stockholders' deficit at June 30, 2005 of $2,987,963 and $852,587, respectively. The net loss for the fiscal year ended June 30, 2005 was $1,939,933 or $(0.22) per share compared to a net loss of $703,686 or $(0.11) per share for the year ended June 30, 2004. Additionally, we may not have sufficient cash flow from operations to sufficiently meet all of our cash requirements for the next 12 months absent additional capital raising activities or growth of revenue sources. At this time, however, we have no agreements or understandings with any third parties regarding additional capital, and we cannot guarantee that we will be successful in obtaining capital upon terms acceptable to us, if at all. Our failure to secure necessary financing would have a material adverse effect on our financial condition and results of operations.

PRIVATE PLACEMENT OF COMMON STOCK

During the three months ended March 31, 2005, we sold 1,660,000 restricted shares of our common stock to persons who identified themselves as accredited investors for a purchase price of $830,000. Under the terms and conditions of the offer and sale of our securities, each share sold came with a warrant to purchase an additional share at the exercise price of $.50 per share. The warrants are exercisable until March 31, 2010

We are obligated to file this Registration Statement under the Securities Act of 1933 to register the common shares sold and the common stock underlying warrants.

Upon exercise of the warrant, the Company will record the issuance of the underlying shares as new issuance of common stock on the date of each respective exercise.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2003, the Securities and Exchange Commission ("SEC") adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404"). Commencing with our annual report for the fiscal year ending June 30, 2008, we will be required to include a report of management on our internal control over financial reporting. The internal control report must include a statement.

      o of management's responsibility for establishing and maintaining adequate internal control over our financial reporting;

      o of management's assessment of the effectiveness of our internal control over financial reporting as of year end;

      o of the framework used by management to evaluate the effectiveness of our internal control over financial reporting; and

      o that our independent accounting firm has issued an attestation report on management's assessment of our internal control over financial reporting, which report is also required to be filed.

In December 2004, the FASB issued FASB SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the fiscal year ending June 30, 2006. The Company has not yet assessed the impact on future operations of adopting this new standard.

The FASB also issued FASB Statement No. 154 (SFAS 154) which replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. It is not believed that this will have an impact on the Company in the foreseeable future as no accounting changes are anticipated.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Because of our limited level of operations, we have not had to make material assumptions or estimates other than our assumption that we are a going concern. If our business increases, our principal estimates will involve whether engagements in process will be profitable.

                                    BUSINESS

Nova BioGenetics, Inc. (Nova) is a Georgia (USA) based, publicly listed company embodying two principal divisions. As its primary focus, Nova is committed to the discovery, development, marketing, and sales of surface-modifying antimicrobial products. Antimicrobials challenge conventional anti-infective agents and combat worldwide emergent antimicrobial resistance. Nova has received EPA and marketing clearance for its active water-based antimicrobial to be used in a vast range of materials and products against the harmful effects of viruses, bacteria and fungi. Nova manufactures alternatives to conventional antimicrobial agents such as sanitizers, disinfectants, bleaches, biocides and preservatives. Nova's specialty chemical division is fully operational and has an active customer base that is growing appreciably.

Nova's biopharmaceutical division is a longer-term undertaking. Significant work has already been completed and further work will continue to be conducted, as appropriate. This division will apply the Company's proprietary technology to develop and commercialize new antibiotics, antivirals and/or derivatives directed at the well recognized, essential resistance of microorganisms to anti-infective agents worldwide. The Company's antibiotic and antiviral products suite will expand its portfolio and enhance its role within different markets. The antibiotic and antiviral products highly specialized suite is referred to as "Antibiotic Resistance Technology" otherwise known as "ART".

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BACKGROUND / HISTORY

Nova is the result of years of extensive and costly technology formulation and development, including trials, supporting data and documentation. The process has been a lengthy and gradual one, which has resulted in an established corporate headquarters in Atlanta and an array of products, many of which have already been proven in various markets. This period has included the creation of global alliances, product awareness and simultaneous testing of other chemistries for compatibility with our own core technology. Ongoing R & D has also been supported by multiple patents and EPA approvals and registrations.

The over-riding objective has always been to take the technology and products worldwide by the most effective means. On May 23, 2005 the first five year contract was finalized, implementation planned for first quarter 2006, with a world leader in additives for the Construction Industry. This contract is the catalyst for launching the global expansion strategy. Nova is committed to meeting its contractual obligations worldwide; the establishment of a global Nova infrastructure will now allow it to support additional anticipated global contracts with other multinationals and wholesalers operating internationally.

Since early 2005 Nova has had a presence in Europe through its European Master Licensee, Eco Group International Ltd, which has recently been acquired by Nova on June, 30th 2005. This acquisition provides a strong platform for Nova's planned expansion into that region. Dubai has also been selected as the Regional Headquarters Middle East. The best location and range of facilities for our operations in Dubai have been identified and a strategy is being developed for the Middle East region.

GLOBAL UMBRELLA

As part of the implementation of the global strategy, strategic marketing and sales packages have been compiled and specific domains of responsibilities have been clearly defined. Considerable preparatory work, regarding global industries and markets, has been completed. We have identified 50 world leading companies which we believe may require the application of our technology, many of which have already been approached. The response to our technology has been positive and the remaining targeted companies will be approached in due course. In North America, there are considerable benefits derived from our association with many marketing partners, particularly Palmer Holland, www.palmerholland.com, a premier specialty chemicals and raw materials distributor in North America committed to meeting customer, principal, regulatory, and ISO 9001:2000 requirements, as well as continuous improvement through the use of measurable quality objectives. In Europe, several Master Wholesalers have already been established; those in Europe have networks in all parts of the world.

The Nova technology is the foundation on which this global alliance of companies is now being formed. By working alongside each other, Nova, together with its clients, marketing partners and wholesalers believe it is able to share collective intellectual knowledge and pool resources to best effect. This would create the ability to integrate technologies, create new chemistries and products and open up global markets quickly and cost-effectively. By sharing existing global customer-bases, large sales teams and other pooled resources, penetration of global markets becomes easier for all companies working under the umbrella of the alliance. As new chemistries and products are developed, they too can be brought to market rapidly and at minimal cost and effort through the ever-growing network.

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PRODUCTS

APPLICATIONS AND BENEFITS

Nova's antimicrobial products incorporate molecularly-bonded antimicrobial agents in a wide range of applications, e.g., industrial, medical, commercial and healthcare use, synthetic, woven and non-woven textile products, fibers, fabrics, liquids, cleaning products for general households, sealants, adhesives, stains, caulking compounds, coating systems and numerous other surface materials. This technology is not only effective against a broad spectrum of micro-organisms, including certain viruses, mold, mildew, fungi, yeasts and gram (+) and gram (-) bacteria, but also permanently bonds molecularly to surfaces to form a new antimicrobial surface which is durable. It will not wash off or dissipate into the air and does not exhibit loss of activity over the normal life of the surface which has been treated. The Nova line of products contains no heavy metals, tin, lead, mercury or formaldehyde and is virtually non-toxic.

Nova offers a systems process that allows for an endless variety of commercial and industrial applications. Nova's technology provides a long-term effective control of micro-organisms that are commonly associated with human and building health problems. The antimicrobial agent is non-migratory; it does not leach, gas or volatize. It stops and controls mold and mildew odors, soiling, staining and deterioration. It controls the growth of micro-organisms in order to prolong the life of the product. The antimicrobial agent permanently bonds to surfaces to form a new antimicrobial surface which is durable and which does not exhibit loss of activity over the normal life of the treated surface. Unlike other antimicrobials, Nova's does not allow or cause microbial adaptation or resistance; is effective for use in solving microbial contamination problems and possesses long term effects.

Unlike other antimicrobial materials, the Nova product line has never been shown to allow or cause microbial adaptation, resistance, diffusion or migration. It is significantly different from conventional sanitizers, disinfectants, bleaches or biocides which, themselves, contaminate the environment with undesirable chemicals. Some of the differences are in its chemical nature and in its effectiveness, durability and safety. This technology has an advantage over previously known methods and applications in that the antimicrobial component material is bonded to the surface. Micro-organisms are then destroyed by simple contact with the surface. Nova's antimicrobial technology can be bonded to almost any solid surface such as metal, wood, siliceous material, plastic or organic materials.

In comparison to most other biocides, it is effective against single-celled organisms. Since it does not dissipate, it minimizes or eliminates the potential for micro-organisms to adapt or build up tolerance, or to become resistant. It acts by rupturing the cell membrane, not by poisoning the cell. By contrast, other antimicrobials, sanitizers and disinfectants are designed to diffuse and be absorbed. Once absorbed, they act by poisoning the micro-organisms or causing fatal mutations. However, as they diffuse, they lose strength and adaptation can and usually does occur.

Conventional biocides are designed to volatize and be absorbed by organisms. Nova's antimicrobial, however, is a durable, broad spectrum antimicrobial that chemically bonds to and, literally, becomes part of the application surface. Most surfaces remain antimicrobial for at least three years. It acts only when micro-organisms come into direct contact with it. Since the antimicrobial is not absorbed by organisms but remains a part of each application surface, in effect it transforms conventional surfaces and materials into active antimicrobial surfaces which will remain effective for extended periods and which will result in a significant reduction of air-borne microbial contaminants.

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COMPETITIVE POSITION

Nova's technology and products exhibit highly potent activity with virtually no toxicity, unlike other products and/or methods currently in use. Nova's antimicrobial products demonstrate chemical action drastically different from the conventional mechanism of action exhibited by contemporary antimicrobials and disinfectants. Nova's technology provides an opportunity for market penetration in many industries.

PRODUCT DEVELOPMENT

At the heart of Nova's success is its ongoing commitment to an extensive R&D program utilized for the successful development and introduction of new products, enhancement of existing products and the adaptation of products to yet new applications and wider markets. Nova will continue to evolve and expand its technology platform and is developing the next generation of chemistries and products.

MANUFACTURING, BLENDING AND DISTRIBUTION

At this stage the manufacturing of the core chemistries has been outsourced in North America. Super-concentrate base chemistry is then shipped to designated blenders. This safeguards the integrity of the manufacturing and blending process.

Blending has been outsourced as well for Europe. Additional UK blending facilities and a pan-European distribution capability are available through a specific UK leading independent chemical distributor who operates solely in the UK and Ireland, but is part of a global chemicals distribution alliance. The alliance includes key facilities in the USA, Asia and Germany.

One of our blending designees has 15 UK depots, including port facilities, and specializes in large-scale manufacturing, blending and filling. It has over 100 tankers on the road in the UK daily. This facility has orally confirmed that it would be available and ready to provide bulk blending and distribution support when Nova moves to large-scale European production.

If required, a further UK manufacturing capability has been orally negotiated. In Sweden we also have blending and distribution facilities available, as required. This provides a local platform into Scandinavia, the Baltic States and Russia in addition to other European countries.

By these means we have contingency coverage and volume capacity across Europe. North America and Europe both have their own in-house chemists and laboratory facilities, which enable us to augment our in-house testing and technical support for our customers worldwide.

INTELLECTUAL PROPERTY

From the outset it has been Nova's policy to pursue and secure patents and to protect the unique technology, inventions and novel chemistries that are commercially important to its business. Nova's patented portfolio currently consists of five (5) U.S. granted patents listed below. These patents will expire from 2018 to 2021. Our currently existing patents cover 473 different compounds. New patent applications, if and when awarded, typically have a twenty
(20) year effective term. We also have three (3) pending U.S. patent applications as well as two (2) foreign patents issued and twenty five (25) foreign patents pending.

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

1.    United States Patent Number 6,120,587

Abstract: The composition formed by mixing an organosilane, optionally having a nonhydrolizable organic group, one or more Hydroxyl able groups, a polyol, containing at least two hydroxyl groups, wherein at least any two of the Hydroxyl groups are separated by no more than two intervening atoms. Water-stabilized organosilane compounds. A water stable composition made from the polyol and organosilane or compound and water. A method of making a siloxane in the presence of a stabilizer.

2.    United States Patent Number 6,113,815

Abstract: The composition formed by mixing an organosilane with an ether. Water-stabilized organosilane compounds. A water stable composition made from the ether and organosilane composition and water. A treated substrate having adhered thereto the product, compound, or composition of this invention. A method of antimicrobial treating a food article. A method of antimicrobial coating a fluid container. A method of antimicrobial coating a latex medical article.

3.    United States Patent Number 5,954,869

Abstract: The composition formed by mixing an organosilane, optionally having a nonhydrolizable organic group, but having one or more Hydroxylable groups, with a polyol containing at least two Hydroxyl groups, wherein at least any two of the Hydroxyl groups are separated by no more than two intervening atoms. Water-stabilized organosilane compounds. A water stable composition made from the polyol and organosilane or compound and water. A method of antimicrobial treating a food article. A method of antimicrobial coating a fluid container. A method of antimicrobial coating a latex medical article. A method of making a siloxane in the presence of a stabilizer.

4.    United States Patent Number 6,469,120

Abstract: The composition formed by mixing an organosilane, optionally having a nonhydrolizable organic group, one or more Hydroxylable groups, with a organic carbonate containing at least two Hydroxyl groups, wherein at least any two of the Hydroxyl groups are separated by no more than two intervening atoms. Water-stabilized organosilane compounds. A water stable composition made from the polyol and organosilane or compound and water. A method of antimicrobial treating a food article. A method of antimicrobial coating a fluid container. A method of antimicrobial coating a latex medical article. A method of making a siloxane in the presence of a stabilizer.

5.    United States Patent Number

6,762,172 Abstract: The composition formed by mixing an organosilane with an organic carbonate. Water-stabilized organosilane compounds. A water stable composition made from the organic carbonate and organosilane composition and water. A method of treating a substrate by mixing or contacting the substrate with the product, compound, or composition of this invention for a period of time sufficient for treatment of the substrate. A treated substrate having adhered thereto the product, compound, or composition of this invention. A method of dyeing and treating a substrate. A method of antimicrobially treating a food article. A method of antimicrobially coating a fluid container. A method of antimicrobially coating a latex medical article.

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MARKETS

INTRODUCTION

Specific markets have been identified as the priority focus for Nova's marketing and sales operations. Within selected industries we have listed those leading companies that either already are, or will become, our primary targets.

No assurance can be given as to success, in any, of the industries discussed below nor does the Company have the manpower or resources to pursue same without some sort of partner or other business arrangement with third parties.

KEY INDUSTRIES AT THIS STAGE ARE AS FOLLOWS:

BUILDING MATERIALS INDUSTRY PROFILE

One of the largest target markets for Nova is the worldwide construction industry. Used as an additive, Nova enhances many traditional building materials, including cement, grout, wood, plaster, caulk, adhesives and joint compounds. When integrated into concrete, for example, it inhibits microbial growth, thereby enhancing the durability, strength and longevity of the finished product. It also prevents deterioration of the concrete by inhibiting the growth of bacteria, fungi and molds. Nova's technology is also cleared throughout the United States for usage in both residential and commercial structures, and especially in confined or enclosed spaces which would make the usage of other toxic chemicals impractical and ultimately prohibitive. Our level of expertise and number of specialists and contacts throughout the remediation, protection and restoration markets are numerous. In addition to our Nova range of products, we also provide a growing number of other products that complete the portfolio we offer to the evolving construction industry.

PAINTS AND COATINGS INDUSTRY PROFILE

The specialized chemical industry is under intense, worldwide pressure to produce safer and more effective alternatives to the traditional biocides being sold today. The proliferation of microbial growth, combined with paint-and-coating specific problems, including clear coat finishes and `pinholing,' is fueling the growing interest in antimicrobial solutions. This framework of cooperation and unrestricted access to joint findings, in addition to our adherence to new legislation, including the Biocidal Products Directive
(BPD) in Europe, is so as to put us in a position whereby we can integrate cutting-edge technology into existing systems, throughout the world.

TEXTILE INDUSTRY PROFILE

The textile industry has long recognized the overwhelming potential of successfully integrating antimicrobial technology into the production and manufacturing of textiles including wool, cotton, blended and synthetic fibers. By being cross-platform compatible, the Nova antimicrobial technology can be imparted seamlessly into these materials to provide protection against wear, bacterial growth and odor. By offering the ability to brand garments with a recognized Nova tag, the added value and perceived worth of these garments in the eyes of the consumer may be enhanced.

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CARPET / FLOORING INDUSTRY PROFILE

Carpeting constitutes a major environmental surface for both residential and commercial establishments. By its construction and use, carpeting provides an ideal habitat for a large variety of micro-organisms, some of which not only produce putrid and mildew odors, but also contribute to unsightly defacement and deterioration of carpet components themselves. In addition, the micro-organisms often produce infections or allergic conditions in human beings. In institutions all floor coverings, textile as well as hard surfaces, need to undergo periodic housekeeping to maintain a hygienic and aesthetic appearance. For this reason, antimicrobial additives should be used as a part of the cleaning procedures. Nova has a history of effectiveness on flooring material; benefits include exceptional antistatic properties. We are currently working with a major European carpet manufacturer, who is looking to use our technology during the manufacturing process.

MARINE INDUSTRY PROFILE

Nova products protect ships, ferries, yachts, boats, containers, marinas, offices and other marine areas. Benefits include health and hygiene protection in close-living conditions and prevention of external fouling, an ongoing problem and significant cost to the owner. External fixtures, ranging from hulls, ropes, masts, sails, handrails, life-jackets, lifeboats and deck areas, can be protected and the effects of salt-corrosion and other damage from weathering minimized. Nova antimicrobial treatment of fabrics, furniture and fittings, together with walls and floors, prevents damage from micro-organisms and thereby increases the life of the items appreciably. In Europe, extensive marine work has been conducted along the Adriatic, Mediterranean and Atlantic coasts (in particular Spain, Portugal, Italy, Slovenia and the UK) by Novas' European office. We have premium products under development for the marine industry.

JANSAN INDUSTRY PROFILE

The combined revenue generated annually by industrial contract and domestic cleaning companies in North America is staggering; the figure for the UK alone exceeds (pound) 12bn. Many additives once deemed safe and/or acceptable by various worldwide sanctioning agencies, including the Environmental Protection Agency (EPA), are in the process of being banned. Published `white papers' in the United States and EU legislation are the catalysts driving the sweeping change throughout these massive markets. The need for registered and approved antimicrobial technology to replace the blacklisted chemicals is now imperative. We have written programs and are creating product ranges for hotels, gymnasia, spas and other areas of the leisure industry.

COMMERCIAL LAUNDRY INDUSTRY PROFILE

We have expertise in the commercial laundry industry and are working on various products, suitable for either initial or ongoing washes. Benefits include: prevention of cross-contamination risk; reduced electricity and other major cost-savings, including reduced equipment maintenance and downtime; softener; ant-corrosive and anti-static properties, UV protection, together with extended life of sheets, uniforms, drapes and other items. We are working closely with several hospital suppliers in UK and have recently completed specific internal trials on their behalf, the results of which have been, in our opinion, outstanding.

AIR FILTRATION SYSTEMS & HVAC INDUSTRY PROFILE

An estimated 90% of antimicrobial contamination is generated by environmental sources. Increased scrutiny is being leveled at manufacturers of integral components needed for a preemptive solution, such as air filtration and HVAC systems, filters, duct work, cooling tower containers and drains. The

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majority of the world and the common consensus is that antimicrobial, permanently-bonded agents are the preferred solution. The ability to pre-treat almost all of these components is what makes the Nova solution viable, cost-effective and easily implemented.

HEALTH INDUSTRY PROFILE

In recent years, the emergence of chemical and antimicrobiotic resistant strains of bacteria (MRSA, VRSA, VRE and others) within high-risk environments has caused major problems for Health Services worldwide due to hospital acquired infections. Nova has developed a fully integrated system of cleaning and surface preparation, protected by an environmentally balanced antimicrobial surface coating, which provides active protection against airborne and surface microbial contamination. In addition, Nova can provide air filtration protection and greatly enhanced air quality. We are in the preliminary stages of working with two global suppliers and manufacturers to the health industry on a wide range of products and services that should protect staff, patients and visitors to hospitals and other health-related locations, including doctors' and dentists' offices.

MARKETING AND SALES

Nova's route to market is simple and cost-effective. Our products offer selected, leading companies with many new business opportunities. In turn, this allows us to sell into large global markets on the back of these companies' extensive customer-bases. The process should accelerate as each global contract comes into play and the level of awareness of Nova and its proprietary products increases.

STEPPED PROCESS

Our marketing strategy is to demonstrate to clients how we can improve their products, give them the market edge and improve their profits and market share. We also offer global sharing of expertise, knowledge, contacts and customer bases.

Our marketing and sales strategy is based upon a process that is a series of steps that create awareness and interest in our technology and products so that the potential client is fully receptive by the sales stage of the program. The steps are:

      o Research an industry and categorize potential clients within that industry;

      o     Research the compatibility of chemistries;

      o Identify how our technology can be integrated into existing products and create new, leading-edge products for clients;

      o Create a presentation showing the marketing, sales and business strategy, together with the full product range and marketing material for individual clients;

      o Having raised the interest level, highlight the benefits and business opportunity;

      o     Finalize the sale.

This is a process that can be taught to all those involved in Nova marketing and sales and becomes a system that can be replicated in each Nova region. The process is continually refined as feedback is received and lessons are learned from our customers and our own sales force.

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CUSTOMERS

Nova's customers fall into 3 categories:

      o     Multi-nationals / global companies;

      o     Wholesalers - both national and international;

      o     Smaller national companies.

MULTI-NATIONALS / GLOBAL COMPANIES

We have been working with multinational manufacturing companies both in North America and Europe for approximately the past 18 months. Global contracts will be co-coordinated through Head Office and will subsequently be subdivided into regional sales and manufacturing contracts. This will ensure continuity of supply and guaranteed quality of products for customers around the world. A significantly large number of internationally recognized companies are now evaluating our technology and its potential applications across a diverse range of industries.

WHOLESALERS

It is estimated there are as many as 200,000 wholesalers in Europe. Due to the number of chemicals and products being taken off the market as a result of new EU legislation (Biocidal Products Directive and other directives), wholesalers are actively seeking alternatives. The diverse applications of Novas products are leading wholesalers to increasingly look in our direction. Wholesalers provide a ready-made network of customers and a comparatively fast route to market. Therefore, it is in our interests to access certain markets through selected Master Wholesalers.

MASTER WHOLESALERS

We have aligned ourselves with an international sales and marketing partner, Palmer Holland. Additionally, we have established Master Wholesalers in Europe, who are on the point of generating their first sales. It is anticipated that a number of Turkish companies will be among the first to commit fully to our technology and to provide us with regular monthly sales.

NOVA BIOGENETICS GLOBAL STRATEGY

The Nova global strategy is focused on harnessing our collective intelligence and avoiding any unnecessary duplication of cost or effort. Each region will contribute what it does best and will automatically benefit from all global contracts. Other benefits will include being part of a global infrastructure, lower production costs, shared ownership of all intellectual property and immediate access to new technologies and products. This should enhance Nova's overall earning potential.

Regions

Nova's global strategy is based upon four regions:

      THE AMERICAS      EUROPE      THE MIDDLE EAST      ASIA-PACIFIC
      ------------      ------      ---------------      ------------

The objective is to build quickly upon the existing platforms in North America and Europe before moving into the Middle East. The recent round of investment was geared predominantly to the expansion into Europe and the Middle East over the next 12 months. Once the infrastructure is in place in Dubai, it will act as

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the essential fall-back position for the Corporate Headquarters in conjunction with our Atlanta office. Until Dubai has been established and is able to blend products, Europe will provide the manufacturing and distribution capability for both the Middle East and Asia-Pacific.

North America
-------------

The Head Office in Atlanta will provide all regions with:

      o     central administration and policy;
      o     R&D leading to new product and technology development;
      o     corporate training;
      o     patent, legal and essential approvals cover;
      o     global sales and marketing material;
      o     media and other public relations services;
      o     website facilities.

Europe
------

In the UK, a senior management team with contacts within a vast network of companies both in Europe and the Middle-East is in place. The European team adds considerable talent, skill and experience in building and running large organizations. More importantly, it is well versed and comfortable with current uses and applications of antimicrobial products in various markets.

Laboratory facilities as well as banking, legal and other professional services are also available. Inventory has been shipped to the UK where outsourced blending and product trials have been successful. Samples have been distributed and tested throughout Europe and elsewhere (for example, Morocco, Pakistan, India and Singapore).

Product ranges affiliated to the Nova technology have been identified and are being prepared for leading European companies in specific markets such as leisure, health, building materials, air filtration, remediation, paint, coatings and hygiene.

Two offices, together with a range of shared meeting, conferencing and other facilities, are established. We anticipate remaining in the current premises until our requirement extends to a laboratory and training facility on site; this is anticipated to be within the next twelve months.

Staffing levels are being expanded to 6 full-time personnel: Managing Director, Business Director, 1 Chemist (PhD), 2 Marketing & Sales and 1 Office Support personnel, all of whom should be in situ by mid 2006.

Dubai
-----

The case for establishing a presence in Dubai is overwhelming. Not only is Dubai at the historical crossroads of East - West trade, but it is also positioned to become the centre of global business over the next decade.

We have visited the three Free Zones established at Sharjah Airport, Dubai International Airport and Jebel Ali Port. At each location we viewed office units, warehouses / light industrial units, shared business facilities and land sites. All the Zones offer outstanding facilities; in the light of our particular requirements, Jebel Ali Port is the best option and it is currently planned to lease an office / warehouse / blending facility there in 2006. There are many advantages to setting up business in a Free Zone.

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Asia-Pacific
------------

Asia-Pacific is a distinct geographical territory; Europe will provide cover for this region until Dubai is up-and-running.

BIOPHARMEUTICALS DIVISION

Nova's biopharmaceuticals' division is engaged in the discovery, development, and commercialization of new therapeutic agents that treat life threatening infectious diseases. Nova's biopharmaceuticals division's pipeline is based on patented technology, used as a broad base for applications with existing antibiotic compounds. Attaching the patented technology with antibiotic compounds is intended to facilitate potential disruption of bacterial agents.

In particular, Nova's biopharmaceutical mission is to provide solutions to the major therapeutic dilemma of growing bacterial resistance to antibiotics in the present worldwide marketplace. It intends to use its proprietary technology to develop a suite of new antibiotics and antibiotic derivative products. Nova Biogenetics' antibiotic product suite will fall under "Antibiotic Resistance Technology," otherwise referred to as "ART"

PRODUCT DIFFERENTIATION/COMPETITIVE ADVANTAGE

Nova's broad line of specialized antibiotic products has the potential of disrupting the cell membrane of targeted microorganisms, thus killing them. Presently, generic antibiotic formulations act by diffusing the targeted organism cells and providing the optimal environment for cellular activity to take over and combat the infection. Nova's compounds have the potential to actually kill the targeted organism, significantly enhancing existing generic antibiotic agents.

In addition, Nova possesses the competitive advantage of providing a product platform that can create longevity in the drugs that it produces, by delivering antibiotics that are less susceptible to adaptation or mutation. Finally, the "ART" platform is based upon existing technology for which Nova has already received patents and EPA approvals regarding industrial applications. Much has been learned about the "ART" platform, adding to the volume of microbiologic information available, thus shortening the timeline for development and minimizing the research associated with creating a viable core platform from which to work.

PRODUCT RESEARCH & Development Pipeline

Nova views bacterial resistance as a major hurdle in effective therapeutic interventions for a significant number of infectious disease processes. This is ever apparent in the clinical practice, where physicians and other healthcare providers are constantly exposed to a number of new antibiotics being offered by pharmaceutical manufacturers, while familiar antibiotic therapy continues to be limited. In both cases, bacterial resistance and the broad spectrum of use are identified as the reasons for the introduction of the new and improved products.

Currently, Nova is taking steps to file patents to secure the intellectual property of the compounds and effective molecules Nova will utilize in its pipeline. To date, current research and eight (8) existing regulatory approvals have been secured by Nova. This data will be used as part of the foundation for existing and future development of its line of antibiotic products.

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THE MARKET FOR ANTIBACTERIAL PRODUCTS

The worldwide sales of prescription antibiotics exceed $23 billion (Biotechnology Industry Association). Antibiotics represent the second largest therapeutic category in terms of pharmaceutical sales. While there are more than 100 different antibiotics from more than 30 different classes, approved for use in humans, a select few antibiotics and classes garner the majority of use. Most of the leading products are broad spectrum, with only a few reserved for targeted or restricted use. While the overall market continues to grow at a rate of 6.5% annually, as antibiotics are increasingly used in combination to combat resistant bacteria, a few new classes of antibiotics have been introduced during the past twenty years.

EXPLANATION OF ANTIBIOTIC RESISTANCE
(Source: United States Food and Drug Administration)

Disease-causing microbes that have become resistant to drug therapy are an increasing public health concern. Tuberculosis, gonorrhea, malaria, and childhood ear infections are just a few of the diseases that have become hard to treat with conventional antibiotic drugs. Part of the problem is bacteria and other microorganisms that cause infections are remarkably resilient and can develop ways to survive drugs meant to kill or weaken them. This antibiotic resistance, also known as antimicrobial resistance or drug resistance is due largely to the increasing use of antibiotics. Other facts:

      o Though food-producing animals are given antibiotic drugs for important therapeutic, disease prevention or production reasons, these drugs have the downside of potentially causing microbes to become resistant to drugs used to treat human illnesses, ultimately making some human ailments harder to treat.

      o About 70 percent of bacteria that cause infections in hospitals are resistant to at least one of the drugs most commonly used to treat infections.

      o Some organisms are resistant to all approved antibiotics and must be treated with experimental and potentially toxic drugs.

      o Research has shown antibiotics are given to patients more often than the recommended guidelines set by federal and other healthcare organizations. For example, patients sometimes ask their doctors for antibiotics for a cold, cough, or the flu, all of which are viral and do not respond to antibiotics. In addition, patients who are prescribed antibiotics do not take the full dosing regimen, thus contributing to resistance.

      o Unless antibiotic resistance problems are detected as they emerge, and actions are taken to contain them, the world could be faced with previously treatable diseases that have become once again untreatable, as in the pre antibiotics era.

COMMERCIAL STRATEGY

Nova is committed to becoming a biopharmaceutical company at the forefront of the therapeutic developments, focused on overcoming bacterial resistance to antibiotics.

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Nova's commercial strategy is to partner with established pharmaceutical companies in the major antibacterial markets; while retaining rights to antibiotics based upon the core technology the Company will seek to develop and commercialize independently.

ANTIBIOTIC RESISTANCE TECHNOLOGY (ART)

The widespread and uncontrolled use of antibiotics, both for human consumption and animal feed, has encouraged the development of drug resistance in a variety of pathogenic microorganisms. These microorganisms employ resistance mechanisms, which include the modification of the antibiotic structure, mutagenesis of key amino acids in the macromolecular targets of specific chemotherapeutics, or drug efflux from the cell, among others. These three main mechanisms have been identified in resistance profiles for systems involved in protein biosynthesis, nucleic acid replication, and bacterial cell wall generation.

Most antibiotics, presently used in humans, are natural products manufactured by different species of bacteria or fungi to be employed in their own survival -- for example, to kill other microbes in times of overpopulation. In a natural environment, such as soil, bacteria exchange genetic information (such as resistance genes) with great facility and lack of species specificity, thus allowing molecular determinants of resistance to be passed on to other microbes with great ease.

Such resistance-development methodologies fall into three main categories: (i) inactivation of the antibiotic by modification of its active chemical moiety;
(ii) specific modification of the macromolecular target, i.e., by mutagenesis of key residues, and (iii) promotion of antibiotic efflux from the cell. Today, the emergence of bacterial strains, which display resistance to a variety of drugs (multiple drug resistant; MDR), is the major cause of failure of treatment of infections worldwide. Methicillin-resistant Staphylococcus aureus (MRSA) strains already require vancomycin as the last resort for treatment, and Streptococcus pneumoniae strains, which no longer respond to vancomycin, have already been identified. Multi-drug resistant Mycobaterium tuberculosis is another example of an emerging infectious disease with world-wide significance.

Nova's biopharmaceutical solution to emerging antibiotic resistance in microorganisms will use the application of its proprietary technology to develop a suite of new antibiotics and / or antibiotic derivatives. Nova Biogenetics' antibiotic product suite will fall under "Antibiotic Resistance Technology," otherwise referred to as "ART".

                             DESCRIPTION OF PROPERTY

We are located in the Northridge 400 Business Park at 8601 Dunwoody Place, Suite 338 Atlanta, Georgia 30350. The office contains approximately 3200 square feet and is currently under a five year lease through May 2008. In accordance with the terms of the Company's lease agreement commencing on June 30, 2005 and expiring on May 31, 2008, the Company's monthly payment obligation is approximately $2,600. The lease agreement is subject to an annual rent escalation of approximately three percent. See also footnote to audited financial statements.

EMPLOYEES

Nova and its subsidiaries and joint venture's on December 12, 2005, had fourteen full-time equivalent employees.

                                LEGAL PROCEEDINGS

We are a party to one pending legal proceeding whereby we have a judgment against us in the amount of $42,000 from CFO On Call, the former accountant for Nova's predecessor Healthcare Network Solutions, Inc. The matter has been settled for $10,000 and the necessary paperwork is being prepared so as to finalize this matter.

In accordance with a Formal Order entered by the United States Securities and Exchange Commission ("SEC") In The Matter Of Nova Biogenetics, Inc. (A-02873) Nova was subpoenaed and required to produce various documents relating to any offering of stock , warrants, or units by Nova or its subsidiaries from August 2004 to October 8, 2004 as well as documents sufficient to identify any person or entity who invested in a private offering. In accordance with such subpoena, Nova produced all such documents as called for therein which were under it possession or control.

With respect to the above and in March 2005 General Counsel for Nova, met with the SEC to discuss the above-referenced matter. During the meeting, proposals to compensate certain persons were made and such counsel, on behalf of Nova categorically denied any civil or criminal liability of Nova, its officers, directors or employees as relates to this matter.

Counsel also met with the State of Georgia Securities Enforcement Division, providing all requested information regarding this matter and a then ongoing investigation into Pyramid Financial Group and its control person.

No further communication or correspondence between the SEC and such counsel has occurred since March 2005.

Compensation in the aggregate sum of $21,438 was made.

As indicated in Notes 5 and 10 to Nova's audited financial statements for years ended June 30, 2005 and 2004.

During the year ended June 30, 2004, Nova BioPharmaceuticals, Inc. ("NBPI"), a wholly-owned subsidiary of Nova was seeking investment capital in the form of a private placement of the NBPI's common stock. A former officer of Nova was in charge of fundraising activities. This fundraising was done in conjunction with a company, Pyramid Financial Group, which was owned by such former officer. There are allegations of misappropriation of investment funds by both NBPI and the former officer. The following is a summary of the two situations:

In one situation a prospective investor was contacted about purchasing NBPI's common stock pursuant to a private placement. This individual paid $400,000 to the former officer to be escrowed with Pyramid (See Note 5 to financial statements) for the purchase of 400,000 common shares. The NBPI claims to have had access to these funds prior to the closing of escrow for short-term borrowings. Pyramid disbursed amounts to NBPI, or one of its consolidated companies, on several occasions or made disbursements on their behalf. Amounts owing to the escrow were $199,500 at June 30, 2005 (See Note 5) - Escrow Payable). This is a possibility that the NBPI may ultimately be responsible for either the repayment of the entire $400,000 (which includes the $199,500 in Note
5), the issuance of 400,000 shares of its common stock or just the repayment of the $199,500 indicated in Note 5. As these allegations were made only recently and have not yet been resolved, the outcome is undeterminable at the present time.

In another situation involving this former officer and Pyramid, several investors were contacted about purchasing common shares through a private placement of NBPI. These individuals paid $70,500 to Pyramid through the former officer for the purchase of 70,500 shares of the NBPI's common stock. NBPI never received these funds and was unaware that money was committed until later when on of the investors of $10,000 contacted NBPI trying to locate their 10,000 shares of stock. This particular investor was repaid for his investment and all claims have been forfeited. There is a possibility that the NBPI may ultimately be responsible for either the repayment of the entire $60,500 ($70,500 less $10,000 repayment) or the issuance of 60,500 shares of its common stock. It is unknown at the present time whether there were additional shares sold through this private placement by the former officer. However, no additional investors beyond those indicated above have come forth requesting shares or repayment relating to this private placement up through the date of the audit report. As these allegations were made only recently and have not yet been resolved, the outcome is undeterminable at the present time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers are as follows. Our directors serve until the next annual meeting of our stockholders and our officers hold their positions at the pleasure of the board of directors, subject to the terms of their employment agreements (if any) which are described elsewhere herein There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

    NAME              AGE   POSITION

Dr. Kevin Smith        48   CEO, Director
Mr. Bradley Smith      42   Secretary/Treasurer, Director
Mr. William Crook      54   Managing Director/Europe
Mr. Colin Debenham     51   Assoc. Managing Director/Europe

Dr. Smith has served as CEO and President as well as a member of the Board of Directors since the Company's inception. He enriches the company with his 20+ years of experience in both the private and academic sectors of the fields of Preventive and Occupational Medicine. He has trained at Yale University, the University of Iowa, and is pursuing his PhD at the Karlinski Institute in Stockholm, Sweden. Dr. Smith has served as Medical Director for HealthSouth in Georgia and has held multiple board seats for many publicly traded companies. Currently, he is affiliated with Emory University as an associate professor in the School of Public Health and as a professor in the School of Nursing at Kennesaw State University. Dr. Smith presently owns an expanding number of clinics in the Atlanta area; and recently, he proudly served our country abroad as a Medical Officer (Major) in the United States Army Reserves in the effort as part of the Operation Iraqi Freedom. His role at Nova BioGenetics continues to encompass his interests in assisting in expanding the implementation of the company's global strategy and defining the vision of the company's biopharmaceutical division.

Bill Crook brings a life-time of commercial knowledge and expertise to Nova BioGenetics. His career includes over 20 years' Group Managing Director experience, during which he has built up a series of successful Groups in the United Kingdom with business interests worldwide. During the past 12 years he has been at the forefront of European best practices in eco-hygiene, protection and restoration. His experience includes five years' market research and trials, often involving innovative antimicrobial applications and programmes devised personally by him. A colleague of Tim Moses since 2001, he has played a part, either directly or indirectly, in the development of the Nova business strategy over a prolonged period. More recently, he has created a network of UK-based companies that is now ready to take the Nova technology to a range of marketsglobally. A lifelong student of business and current affairs, his other interests include martial arts, sport, travel and reading.

Following 25 years' military service, in 1996 Colin Debenham retired from the Royal Air Force after a series of key executive appointments at both junior and senior management levels. His final appointment in the rank of Wing Commander was as Project Manager for the Vice-Chief of the Defence Staff at the Headquarters Ministry of Defence, London. In this role, he advised on an annual budget in excess of (pound)400m and initiated a global networked database of 28,000 personnel as a key management tool.

Over the past 9 years he has co-founded several small businesses, on each occasion acting as Managing Director. His earlier business interests were focused on hygiene, environmental and asset protection issues. These lead him progressively into the field of antimicrobial technology. Since 2002, together with Bill Crook, he has been involved in the development of products, programmes and business opportunities associated with the Nova technology. Colin holds a degree in French (with subsidiary Spanish) from Sheffield University. A keen all-round sportsman, he formerly played first-class rugby and cricket for the Royal Air Force and Combined Services; his interests include travel, sport, theatre, foreign languages, garden design and history of art.

Bradley Smith is a successful Real Estate investor and realtor with numerous income producing properties in the South Florida area. Over the past fifteen
(15) years he has founded and been instrumental in the development of several very successful businesses: Diplomat Photo Labs, focusing mainly on commercial photography; Founder and President of Accurate Photo Lab, servicing the needs of commercial photographers, real estate companies, the marine industry and all segments of industry not related to retail sales; Investor and Founder of Print Village, Inc., a printing company designed to handle all the printing needs of customer base developed from photo labs. Mr. Smith is currently President of Bio-Solutions, Inc. and Stop Black Mold, Inc., a certified Mold and Mildew Remediation company in Florida. Mr. Smith is a product of the Community College system in the state of Florida. He currently resides in South Florida with his wife and two children and is aggressively involved with sports youth activities on a volunteer basis.

BOARD OF DIRECTORS

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to existing employment agreements (of which there are currently none), serve at the discretion of the board. Currently, directors receive no compensation for their role as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Concurrent with having sufficient members and resources, the Nova board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee systems. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by Nova for any accountable expenses incurred in attending directors' meetings provided that Nova has the resources to pay these fees. Nova will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

CODE OF ETHICS

The Board of Directors have not yet adopted a Code of Business Conduct and Ethics (Code) applicable to our directors, principal executive and financial officer, principal accounting officer or controller and persons performing in similar functions.

Stock Option Plan

Pursuant to the January 7, 2006 board of directors approval Nova adopted our 2006 Non-Statutory Stock Option Plan (the "Plan") whereby we reserved for issuance up to 2,000,000 shares of our common stock. Non-Statutory Stock Options do not meet certain requirements of the Internal Revenue Service as compared to Incentive Stock Options which meet the requirements of Section 422 of the Internal Revenue Code. Nonqualified options have two disadvantages compared to incentive stock options. One is that recipients have to report taxable income at the time that they exercise the option to buy stock, and the other is that the income is treated as compensation, which is taxed at higher rates than long-term capital gains. We intend to file a Registration Statement on Form S-8 in the near future so as to register those 2,000,000 shares of common stock underlying the options in the Plan.

No options have been issued or are outstanding under the Plan.

As previously indicated, the board of directors, on January 7, 2006, adopted the Plan so as to provide a long-term incentive for employees, non-employee directors, consultants, attorneys and advisors of Nova and our subsidiaries, if any. The board of directors believes that our policy of granting stock options to such persons will provide us with a potential critical advantage in attracting and retaining qualified candidates. In addition, the Plan is intended to provide us with maximum flexibility to compensate plan participants. We believe that such flexibility will be an integral part of our policy to encourage employees, non-employee directors, consultants, attorneys and advisors to focus on the long-term growth of stockholder value. The board of directors believes that important advantages to Nova are gained by an option program such as the Plan which includes incentives for motivating our employees, while at the same time promoting a closer identity of interest between employees, non-employee directors, consultants, attorneys and advisors on the one hand, and our stockholders on the other.

The principal terms of the Plan are summarized below; however, it is not intended to be a complete description thereof and such summary is qualified in its entirety by the actual text of the Plan, a copy of which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Summary Description of the Nova Biogenetics, Inc. 2006 Non-Statutory Stock Option Plan

The purpose of the Plan is to provide directors, officers and employees of, as well as consultants, attorneys and advisors to, Nova and our subsidiaries, if any, with additional incentives by increasing their ownership interest in Nova. Directors, officers and other employees of Nova and our subsidiaries, if any, are eligible to participate in the Plan. Options in the form of Non-Statutory Stock Options ("NSO") may also be granted to directors who are not employed by us and consultants, attorneys and advisors to us providing valuable services to us. In addition, individuals who have agreed to become an employee of, director of or an attorney, consultant or advisor to us and/or our subsidiaries are eligible for option grants, conditional in each case on actual employment, directorship or attorney, advisor and/or consultant status. The Plan provides for the issuance of NSO's only, which are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, as amended. Further, NSO's have two disadvantages compared to ISO's in that recipients of NSOs must report taxable income at the time of NSO option exercise and income from NSO's is treated as compensation which is taxed at higher rates than long-term capital gains.

Our board of directors or a compensation committee (once established) will administer the Plan with the discretion generally to determine the terms of any option grant, including the number of option shares, exercise price, term, vesting schedule and the post-termination exercise period. Notwithstanding this discretion (i) the term of any option may not exceed 10 years and (ii) an option will terminate as follows: (a) if such termination is on account of termination of employment for any reason other than death, without cause, such options shall terminate one year thereafter; (b) if such termination is on account of death, such options shall terminate 15 months thereafter; and (c) if such termination is for cause (as determined by the board of directors and/or compensation committee), such options shall terminate immediately. Unless otherwise determined by the board of directors or compensation committee, the exercise price per share of common stock subject to an option shall be equal to no less than 10% of the fair market value of the common stock on the date such option is granted. No NSO shall be assignable or otherwise transferable except by will or the laws of descent and distribution or except as permitted in accordance with SEC Release No.33-7646 as effective April 7, 1999.

The Plan may be amended, altered, suspended, discontinued or terminated by the board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of the stock exchange or automated quotation system on which the common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Plan or broaden eligibility except that no amendment or alteration to the Plan shall be made without the approval of stockholders which would:

      a. decrease the NSO price (except as provided in paragraph 9 of the Plan) or change the classes of persons eligible to participate in the Plan, or

      b.    extend the NSO period, or

      c.    materially increase the benefits accruing to Plan participants, or

      d.    materially modify Plan participation eligibility requirements, or

      e.    extend the expiration date of the Plan.

Unless otherwise indicated the Plan will remain in effect for a period of ten years from the date adopted unless terminated earlier by the board of directors except as to NSOs then outstanding, which shall remain in effect until they have expired or been exercised.

                                 EQUITY COMPENSATION PLAN INFORMATION
                                                                                NUMBER OF SECURITIES
                                                                               REMAINING AVAILABLE FOR
                                                                                FUTURE ISSUANCE UNDER
                            NUMBER OF SECURITIES TO      WEIGHTED-AVERAGE        EQUITY COMPENSATION
                            BE ISSUED UPON EXERCISE     EXERCISE PRICE OF         PLANS (EXCLUDING
                            OF OUTSTANDING OPTIONS,    OUTSTANDING OPTIONS,    SECURITIES REFLECTED IN
                              WARRANTS AND RIGHTS      WARRANTS AND RIGHTS           COLUMN (A))

      PLAN CATEGORY                   (A)                      (B)                       (C)
Equity compensation plans
approved by security
holders ....................            -                        -                     2,000,000

Equity compensation plans
not approved by security
holders ....................            -                        -                             -
                                      ---                      ---                     ---------

          TOTAL ............            -                        -                     2,000,000

Executive Compensation

No executive officer or director has received compensation of $100,000 or more during the years ended December 31, 2005 or 2004. We currently have no formal written salary arrangement with our President or our Directors.

EXECUTIVE COMPENSATION

The following executive officer or director has received compensation of $100,000 or more during the years ended June 30, 2005 or 2004. We currently have no formal written salary arrangement with our President or our Directors.

                                                                              Long Term Compensation
                                                                         ---------------------------------
                                          Annual Compensation                     Awards           Payouts
                                 -------------------------------------   -----------------------   -------
                                                                         Restricted   Securities
                         Year                               Other           Stock     Underlying    LTIP
Name and                Ended                 Bonus        Annual          Award(s)    Options/    Payouts      All Other
Principal Position     June 30   Salary ($)    ($)    Compensation ($)      ($)        SARs (#)      ($)     Compensation ($)
------------------     -------   ----------   -----   ----------------   ----------   ----------   -------   ----------------
Tim Moses*               2005      250,000      -            -            $ 155,000        -          -            -
Tim Moses*               2004      250,000      -            -            $  93,160        -          -            -
Dr. Kevin Smith          2005            0      -            -            $  63,500        -          -            -
Dr. Kevin Smith          2004            0      -            -            $   1,500        -          -            -

* Mr. Moses resigned from all positions held on October 27, 2005 (for personal reasons).

                             PRINCIPAL SHAREHOLDERS

As of January 31, 2006, we had 12,738,453 shares of common stock outstanding which are held by 165 shareholders of record. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or to claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of January 31, 2006; of all directors and executive officers of Nova; and of our directors and officers as a group. Unless otherwise indicated, Nova believes that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.


     Name and Address of          Number of Shares
      Beneficial Owner           Beneficially Owned         Percent of Class
-----------------------------    ------------------         ----------------

Domus Trust Fund                        202,248                   1.6%
5525 New Wellington Close
Atlanta, Georgia 30327

M5 Trust Funds I and II*              2,952,132                  23.2%
5525 New Wellington Close
Atlanta, Georgia 30327

Kevin Smith                             511,124                   4.0%
5525 New Wellington Close
Atlanta, Georgia 30327

Bradley Smith                            60,000                   0.5%
800 SW 19th Street
Ft. Lauderdale, 33315

Timothy C. Moses **                     656,311                   5.2%
405 North Errol Court
Atlanta, Georgia 30327

William B. Cook                         250,000                   2.0%

International Biochemical***            997,561                   7.8%
Industries Inc.
8725 Rosewell Road
Atlanta, Georgia 30327

Officers and Directors                4,631,815                  35.3%
as  a group (2 members)
_________
* M5 Trust Fund I owns 2,886,401 shares while M 5 Trust Fund II owns 65,731 shares. The shares are aggregated since the trustee and beneficiaries are the same.

** Mr. Moses resigned from all positions held on October 27, 2005 (for personal reasons).

*** Securities held by Bankruptcy Trustee

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

Nova is authorized to issue 50,000,000 shares of common stock, $.0001 value. As of January 31, 2006, there were 12,738,453 shares of common stock issued and held by approximately 165 holders of record.

The holders of outstanding shares of all classes of common stock are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the board of directors out of funds legally available. Each holder of common stock is entitled to one vote for each share held of record. The common stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding-up of Nova, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock are fully paid and non-assessable.

REGISTRATION OF REDEEMABLE WARRANTS

We are filing a registration statement covering 1,660,000 shares of common stock issuable upon exercise by warrant holders the registration at $.50 per share. The following statements are brief summaries of certain provisions of the warrant agreement attached as exhibit 4.2 hereto.

Each warrant entitles the holder thereof to purchase at any time one share of common stock at an exercise price per share of $0.50 at any time until March 31, 2010. The right to exercise the warrants will terminate at the close of business on March 31, 2010. A warrant holder does not possess any rights as a shareholder of Nova. Shares of common stock, when issued upon the exercise of the warrants, in accordance with the terms thereof, will be fully paid and non-assessable.

Nova may redeem some or all of the warrants at a call price of $0.50 per warrant, upon thirty (30) day's prior written notice if the closing sale price of the common stock on The OTCBB Market has equaled or exceeded $0.75 per share for thirty (30) consecutive days. Nova may determine, in its sole discretion, to call the warrants for redemption at any time after meeting that price requirement.

TRANSFER AGENT

         The transfer agent for our common stock is North American Transfer Co. which is located at 147 West Merrick, Freeport, New York 11680. Its telephone number is 516-379-8501.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer the shares at various times in one or more of the following transactions:

      o     on any market that might develop;

      o     in transactions other than market transactions;

      o     by pledge to secure debts or other obligations;

      o (if a market should develop) in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or in a combination of any of the above.*

      * If any of the selling shareholders enter into an agreement after the effectiveness of this registration statement to sell all or a portion of their shares in Nova to a broker-dealer as principal and the broker-dealer is acting as underwriter, Nova will file a post-effective amendment to its registration statement identifying the broker-dealer, providing the required information on the Plan of Distribution, revising disclosures in its registration statement as required and filing the agreement as an exhibit to its registration statement. If and to the extent that any successor(s) to the selling stockholders indicated in Selling Stockholders section to this prospectus wish to sell under this prospectus, Nova is required to and will file a prospectus supplement identifying such successor(s) as selling stockholders.

Selling stockholders will sell at variable prices as quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. To date, no discussions have been held or agreements reached with any broker/dealers.

Affiliates and/or promoters of Nova who are offering their shares for resale and any broker-dealers who act in connection with the sale of the shares hereunder will be deemed to be "underwriters" of this offering within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders and any purchasers of our securities should be aware that any market that develops in our common stock will be subject to "penny stock" restrictions.

LIMITATIONS IMPOSED BY REGULATION M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Gary B. Wolff, P.C., 805 Third Avenue, New York, New York 10022. Gary B. Wolff, president and sole stockholder of Gary B. Wolff, P.C owns of 102,500 shares of our common stock.

                                     EXPERTS

The financial statements of Nova Biogenetics, Inc.. as of June 30, 2005 included in this prospectus have been audited by Bouwhuis, Morrill & Company independent registered public accountants, and have been so included in reliance upon the report of Bouwhuis, Morrill & Company given on the authority of such firm as experts in accounting and auditing.

                          UNAUDITED INTERIM STATEMENTS

The information for the interim periods ended September 30, 2005 and 2004 is unaudited; however, it includes all adjustments considered necessary by management for a fair presentation of our financial condition and results of operations.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement.

Nova is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which contains audited financial statements, at no cost to you, by writing or telephoning us at the following address:

NOVA BIOGENETICS, INC.
8601 DUNWOODY PL. STE. 338
ATLANTA, GA 30350

770-650-6508 TEL
770-650-0411 FAX

                     NOVA BIOGENETICS, INC AND SUBSIDIARIES

                 Consolidated Financial Statements for the Years
                          Ended June 30, 2005 and 2004

                      and Report of Independent Registered
                             Public Accounting Firm

                                    CONTENTS



Report of Independent Registered Public Accounting Firm......................F-3

Consolidated Balance Sheet...................................................F-4

Consolidated Statements of Operations........................................F-5

Consolidated Statements of Stockholders' Deficit.............................F-6

Consolidated Statements of Cash Flows........................................F-7

Notes to the Consolidated Financial Statements...............................F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Nova BioGenetics, Inc. and Subsidiaries
Atlanta, Georgia

We have audited the accompanying consolidated balance sheet of Nova BioGenetics, Inc. and Subsidiaries as of June 30, 2005 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended June 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nova BioGenetics, Inc. and Subsidiaries as of June 30, 2005 and 2004 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has negative working capital, negative cash flows from operations and recurring operating losses which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Bouwhuis, Morrill & Company, LLC
Layton, Utah

October 11, 2005

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                  June 30, 2005

                                     ASSETS
                                     ------

CURRENT ASSETS

  Cash and cash equivalents (Note 2) ...........................    $   386,596
  Accounts receivable, net (Note 2) ............................         49,949
  Inventory (Note 2) ...........................................         43,712
                                                                    -----------

    Total Current Assets .......................................        480,257
                                                                    -----------

PROPERTY AND EQUIPMENT - NET (Note 2) ..........................         26,659
                                                                    -----------

OTHER ASSETS

  Deposits .....................................................          4,508
                                                                    -----------

    Total Other Assets .........................................          4,508
                                                                    -----------

    TOTAL ASSETS ...............................................    $   511,424
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES

  Accounts payable and accrued expenses ........................    $   528,715
  Due to related parties (Note 4) ..............................        145,392
  Escrow payable (Note 5) ......................................        199,500
  Notes payable - related party (Note 8) .......................        490,404
                                                                    -----------

   Total Current Liabilities ...................................      1,364,011
                                                                    -----------

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' DEFICIT

  Common stock, $0.0001 par value; 50,000,000 shares
   authorized, 11,107,772 shares issued and outstanding ........          1,111
  Additional paid-in capital ...................................      2,134,265
  Accumulated deficit ..........................................     (2,987,963)
                                                                    -----------

   Total Stockholders' Deficit .................................       (852,587)
                                                                    -----------

   TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT .................    $   511,424
                                                                    ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                           For the Years
                                                           Ended June 30,
                                                    ---------------------------
                                                        2005            2004
                                                    -----------     -----------

NET SALES ......................................    $   482,679     $   261,881

COST OF SALES ..................................         27,304          51,827
                                                    -----------     -----------

GROSS MARGIN ...................................        455,375         210,054
                                                    -----------     -----------

OPERATING EXPENSES

  Salaries and consulting ......................        204,760         558,524
  Professional fees ............................        172,484          57,918
  Research and development .....................          1,536          22,108
  Rent expense .................................         28,579          28,152
  Selling, general and administrative ..........      1,243,904         215,479
                                                    -----------     -----------

    Total Operating Expenses ...................      1,651,263         882,181
                                                    -----------     -----------

LOSS FROM OPERATIONS ...........................     (1,195,888)       (672,127)
                                                    -----------     -----------

OTHER INCOME (EXPENSES)

  Interest expense .............................        (52,678)        (32,409)
  Gain on sale of assets .......................         28,844             850
  Loss on impairment of goodwill (Note 3) ......       (720,211)              -
                                                    -----------     -----------

    Total Other Income (Expenses) ..............       (744,045)        (31,559)
                                                    -----------     -----------

LOSS BEFORE INCOME TAXES .......................     (1,939,933)       (703,686)

INCOME TAX EXPENSE .............................              -               -
                                                    -----------     -----------

NET LOSS .......................................    $(1,939,933)    $  (703,686)
                                                    ===========     ===========

BASIC AND DILUTED:
  Net loss per common share ....................    $     (0.22)    $     (0.11)
                                                    ===========     ===========

  Weighted average shares outstanding ..........      8,763,955       6,353,924
                                                    ===========     ===========

              The accompanying notes are an integral part of these
                       consolidated financial statements.

                           NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                       Consolidated Statements of Stockholders' Deficit
                          For the Years Ended June 30, 2005 and 2004

                                          Common Stock           Additional
                                   --------------------------      Paid-in       Accumulated
                                      Shares         Amount        Capital         Deficit
                                   -----------    -----------    -----------     -----------
Balance, June 30, 2003 ........      5,542,934    $       554    $  (861,525)    $  (344,344)

Common stock issued for
 services rendered ............        885,338             88        137,712               -

Exercise of common stock
 options for services rendered         465,000             46        132,204               -

Common stock issued to
 convert note payable .........        275,000             29        316,127               -

Common stock issued for
 stock deposit ................        183,000             18         31,232               -

Accrued salaries contributed to
 the Company as a capital
 contribution by an Officer ...              -              -        275,246               -

Common stock options issued
 below market value ...........              -              -         11,645               -

Net loss for the year
 ended June 30, 2004 ..........              -              -              -        (703,686)
                                   -----------    -----------    -----------     -----------

Balance, June 30, 2004 ........      7,351,272            735         42,641      (1,048,030)

Common stock issued for cash ..      1,660,000            166        829,834               -

Common stock issued for
 services rendered ............      1,130,000            113        295,387               -

Common stock issued for the
 acquisition of subsidiary ....        966,500             97        966,403               -

Net loss for the year
 ended June 30, 2005 ..........              -              -              -      (1,939,933)
                                   -----------    -----------    -----------     -----------

Balance, June 30, 2005 ........     11,107,772    $     1,111    $ 2,134,265     $(2,987,963)
                                   ===========    ===========    ===========     ===========

                     The accompanying notes are an integral part of these
                              consolidated financial statements.

                                             F-6

                           NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                            Consolidated Statements of Cash Flows

                                                                        For the Years
                                                                        Ended June 30,
                                                                 ---------------------------
                                                                     2005           2004
                                                                 -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ....................................................    $(1,939,933)    $  (703,686)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Bad debt expense ..........................................              -           1,106
  Depreciation ..............................................          2,018             760
  Common stock issued for services rendered .................        295,500         137,800
  Exercise of common stock options for services rendered ....              -         132,250
  Stock options issued below market value ...................              -          11,645
  Gain on sale of fixed assets ..............................              -            (850)
  Gain on settlement of debt ................................        (28,844)              -
  Loss on impairment of goodwill ............................        720,211               -
Changes in assets and liabilities:
  Increase in accounts receivable ...........................           (694)         (3,786)
  Increase in inventories ...................................        (22,207)         (3,622)
  Increase in deposits and other current assets .............            (33)         (1,000)
  Increase in accounts payable and accrued expenses .........        312,884         106,501
                                                                 -----------     -----------

    Net Cash Used in Operating Activities ...................       (661,098)       (322,882)
                                                                 -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Cash received from sale of fixed assets ...................              -             850
  Purchases of fixed assets .................................        (22,156)           (584)
  Cash received from acquisition of subsidiary ..............        216,028               -
                                                                 -----------     -----------

    Net Cash Provided by Investing Activities ...............        193,872             266
                                                                 -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Increase in due to related party ..........................         22,131         123,261
  Repayments on notes payable - related party ...............              -            (500)
  Increase in escrow payable ................................              -         199,500
  Proceeds from sale of common stock ........................        830,000               -
                                                                 -----------     -----------

    Net Cash Provided by Financing Activities ...............    $   852,131     $   322,261
                                                                 -----------     -----------

                     The accompanying notes are an integral part of these
                              consolidated financial statements.

                                             F-7

                           NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                            Consolidated Statements of Cash Flows
                                         (Continued)
                                                                        For the Years
                                                                        Ended June 30,
                                                                 ---------------------------
                                                                     2005           2004
                                                                 -----------     -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS ..................................    $   384,905     $      (355)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ................          1,691           2,046
                                                                 -----------     -----------

CASH AND CASH EQUIVALENTS, END OF YEAR ......................    $   386,596     $     1,691
                                                                 ===========     ===========

SUPPLEMENTAL CASH FLOW INFORMATION

  Cash Payments For:

    Interest ................................................    $     3,293     $     1,685
    Income taxes ............................................    $         -     $         -

  Non-Cash Investing and Financing Activities:

    Common stock issued for services ........................    $   295,500     $   270,050
    Accrued salaries contributed to the Company as a
     capital contribution by an Officer .....................            $ -     $   275,246
    Common stock issued for debt ............................            $ -     $   347,406
    Common stock issued for the acquisition of subsidiary ...    $   966,500     $         -

                     The accompanying notes are an integral part of these
                              consolidated financial statements.

                                             F-8

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

         Nova BioGenetics, Inc. (the "Company") was originally incorporated under the laws of the State of Delaware on April 23, 2001, under the name of Healthcare Network Solutions, Inc. ("HNS"). Through November 2001, the Company was a 52% owned subsidiary of BioShield Technologies, Inc. ("BTSI"); BTSI having acted as incorporator and having initially been the sole shareholder of the Company. During December 2001, 3,646,579 of the Company's shares owned by BTSI (approximately 24% of all then issued and outstanding shares) were spun-off to BTSI's shareholders on a one for ten basis with BTSI retaining 4,453,421 shares (approximately 28% of all then issued and outstanding shares).

         Nova BioGenetics, Inc. ("Nova") was originally incorporated on July 22, 2002, under the laws of the State of Delaware. On March 19, 2003, Nova BioGenetics, Inc. ("Nova") was acquired by HNS, for 31,253,904 pre-split shares of HNS stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Nova and HNS. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. The reorganization was accounted for as a recapitalization of Nova because the shareholders of Nova controlled the Company immediately after the acquisition. Therefore, Nova is treated as the acquiring entity. Accordingly there was no adjustment to the carrying value of the assets or liabilities of Nova. The Company is the acquiring entity for legal purposes and Nova is the surviving entity for accounting purposes. On July 11, 2003, The Company merged its two entities into a single corporation under the name Nova BioGenetics, Inc.

         Nova reincorporated in the State of Delaware on January 16, 2002. Nova is a biochemical company headquartered in Atlanta, Georgia that is engaged in the discovery, development, and commercialization of antibiotic and antimicrobial agents for use in the industrial and pharmaceutical sectors.

         Subsidiaries
         ------------

         During the year ended June 30, 2004, the Company incorporated two new subsidiaries, Nova Specialty Chemicals, Inc. and Nova
         BioPharmaceuticals, Inc. Both subsidiaries are owned 100% by the Company.

         Nova Specialty Chemicals, Inc. ("NSCI") was incorporated under the laws of the State of Delaware on January 30, 2004, for the purpose of researching and developing chemicals and compounds to be used in industrial applications.

         Nova BioPharmaceuticals, Inc. ("NBPI") was incorporated under the laws of the State of Delaware on January 30, 2004, for the purpose of researching and developing chemicals and compounds to be used in the pharmaceuticals industry. NBPI has not had any significant operations to date.

         Eco Group International Limited ("ECO") was incorporated under the laws of England and Wales on November 21, 2003. ECO was acquired on June 30, 2005 in a stock transaction whereby 966,500 shares of Nova BioGenetics' common stock was exchanged for all of the issued and outstanding shares of ECO. ECO was acquired for the purpose of marketing Nova BioGenetics' products in Europe and the surrounding regions.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

         This summary of significant accounting policies of the Company is presented to assist in understanding the Company's consolidated financial statements. The consolidated financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements. The following policies are considered to be significant:

         a. Accounting Method

         The Company recognizes income and expenses based on the accrual method of accounting. Accordingly, revenues are recognized when earned and expenses are recognized when incurred. The Company has elected a June 30 year-end.

         b. Cash and Cash Equivalents

         Cash equivalents are generally comprised of certain highly liquid investments with original maturities of less than three months.

         c. Use of Estimates in the Preparation of Consolidated Financial Statements

         The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         d. Revenue Recognition Policy

         Revenue is recognized upon delivery of goods where the sales price is fixed or determinable and collectibility is reasonably assured. Revenue is not recognized until persuasive evidence of an arrangement exists. Advance customer payments are recorded as deferred revenue until such time as they are recognized.

         e. Allowance for Doubtful Accounts

         Accounts receivable are recorded net of the allowance for doubtful accounts. The Company generally offers 30-day credit terms on sales to its customers and requires no collateral. The Company maintains an allowance for doubtful accounts which is determined based on a number of factors, including each customer's financial condition, general economic trends and management judgment. As of June 30, 2005, the allowance for doubtful accounts was $55,540. Bad debt expense was $55,540 and $1,106 for the years ended June 30, 2005 and 2004, respectively.

         f. Inventories

         Inventories are stated at the lower of average cost or market value. When there is evidence that the inventory's value is less than original cost, the inventory is reduced to market value. Inventories consist entirely of raw materials of $43,712 at June 30, 2005.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

         g. Property and Equipment

         Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. When assets are disposed of, the cost and accumulated depreciation (net book value of the assets) are eliminated and any resultant gain or loss reflected accordingly. Betterments and improvements are capitalized over their estimated useful lives whereas repairs and maintenance expenditures on the assets are charged to expense as incurred.

                                                     Life                2005
                                                     ----                ----

         Furniture and Fixtures                    3-5 Years           $ 29,512
         Less - Accumulated Depreciation                                 (2,853)
                                                                       --------

              Net Property and Equipment                               $ 26,659
                                                                       ========

         Depreciation expense for the years ended June 30, 2005 and 2004 was $2,208 and $760, respectively.

         h. Basic Net Loss per Share of Common Stock

         In accordance with Financial Accounting Standards No. 128, "Earnings per Share," basic net loss per common share is based on the weighted average number of shares outstanding during the periods presented. Diluted earnings per share is computed using weighted average number of common shares plus dilutive common share equivalents outstanding during the period. Dilutive instruments have not been included and calculated for the year end computations as their effect is antidilutive.

                                            June 30,          June 30,
                                              2005              2004
                                         -------------      ------------

         Net loss (numerator)            $ (1,939,933)      $  (703,686)
         Weighted average shares
           outstanding (denominator)        8,763,955         6,353,924
         Loss per share amount           $      (0.22)      $     (0.11)

         i. Recent Accounting Pronouncements

         In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123" which is effective for financial statements issued for fiscal years ending after December 15, 2002. This Statement amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 did not have a material effect on the financial statements of the Company.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

         i. Recent Accounting Pronouncements (Continued)

         In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities" which is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. This statement amends and clarifies financial accounting for derivative instruments embedded in other contracts (collectively referred to as derivatives) and hedging activities under SFAS 133. The adoption of SFAS No. 149 did not have a material effect on the financial statements of the Company.

         In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" which is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. This Statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. The adoption of SFAS No. 150 did not have a material effect on the financial statements of the Company.

         In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 "Consolidation of Variable Interest Entities." FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights, variable interest entities, and how to determine when and which business enterprises should consolidate variable interest entities. This interpretation applies immediately to variable interest entities created after January 31, 2003. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a material impact on the financial statements of the Company.

         j. Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards Board (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which differences are expected to reverse. In accordance with the provisions of SFAS No. 109, a valuation allowance would be established to reduce deferred tax assets if it were more likely than not that all or some portion of such deferred tax assets would not be realized. A full allowance against deferred tax assets was provided as of June 30, 2005.

         At June 30, 2005, the Company had net operating loss carryforwards of approximately $3,000,000 that may be offset against future taxable income through 2025. No tax benefits have been reported in the consolidated financial statements because the potential tax benefits of the net operating loss carry forwards are offset by a valuation allowance of the same amount.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (Continued)

         j. Income Taxes (Continued)

         Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to its future use by the Company.

         k. Reclassifications

         Certain amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation.

         l. Principles of Consolidation

         The consolidated financial statements include the accounts of Nova BioGenetics, Inc. and its wholly-owned subsidiaries Nova
         BioPharmaceuticals, Inc., Nova Specialty Chemicals, Inc., and Eco Group International Limited. All significant intercompany accounts and transactions have been eliminated in the consolidation.

NOTE 3 - GOODWILL

         Goodwill represents the excess of cost over the fair value of net assets acquired through acquisitions. In the acquisition of Eco Group International Limited, this excess of cost over net assets acquired amounted to $720,211. In accordance with the provisions of Statement of Financial Accounting Standards No. 141, management of the Company has evaluated the resulting goodwill and has determined that the amount is impaired. It is unlikely that there is significant future value beyond the value of the net assets acquired of $246,289 and, therefore, the Company has recorded a loss on the impairment of goodwill in the amount of $720,211. The amount of goodwill being carried as an asset at June 30, 2005 is $-0-.

NOTE 4 - RELATED PARTY TRANSACTIONS

         At June 30, 2005, the Company had a related party payable of $145,392. This amount includes $16,904 payable to an officer of the Company, $67,459 in accrued interest (see Note 8), and $61,029 also payable to the company indicated in Note 8 for prior services rendered.

NOTE 5 - ESCROW PAYABLE

         The Company owes Pyramid Financial Group ("Pyramid") for monies that were either expended on the Company's behalf or that were loaned to the Company on a short-term basis. These monies were held in escrow by Pyramid. The Company believes that pursuant to the terms of the escrow agreement the funds would be available to the Company for cash-flow purposes at times prior to closing of the escrow. At the time of the transactions Pyramid was owned by a former officer of the Company, however, no such relationship still exists. The amount still owing at June 30, 2005 is $199,500 plus accrued interest of $15,960 which is included on the balance sheet in accounts payable and accrued expenses. See Note 10 - Contingencies.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 6 - EQUITY TRANSACTIONS

         During the year ended June 30, 2004, the Company issued 275,000 shares of common stock in satisfaction of a note payable of $275,000 and accrued interest of $41,156, or $1.15 per share.

         During the year ended June 30, 2004, the Company issued 183,000 shares of common stock for a stock deposit received in 2003 of $31,250, or $0.17 per share.

         During the year ended June 30, 2004, the Company issued 885,338 shares of common stock to officers, directors and an attorney for services rendered. The shares were valued at the market price on the date the shares were authorized for issuance and range from $0.15 to $0.20 per share. In connection with these issuances, the Company recorded stock-based compensation of $137,800 during the year ended June 30, 2004.

         During the year ended June 30, 2004, in connection with the exercise of stock options the Company issued 465,000 shares of common stock to consultants, officers, employees, and an attorney for services rendered. The Company recorded stock-based compensation expense of $125,750 and reduced accounts payable by $6,500 based on the exercise price of the stock options.

         During the year ended June 30, 2004, an officer of the Company converted $275,246 of his accrued salary into additional paid-in capital by contributing the amount to the Company.

         During the year ended June 30, 2005, the Company issued 1,660,000 shares of common stock in a private placement for $0.50 per share. Each share issued in this private placement had an attached warrant to purchase an additional share of common stock for $0.50 per share and expire on March 31, 2010.

         During the year ended June 30, 2005, the Company issued 1,130,000 shares of common stock to officers, directors and an attorney for services rendered. The shares were valued at the market price on the date the shares were authorized for issuance and range from $0.10 to $1.35 per share. In connection with these issuances, the Company recorded stock-based compensation of $295,500 during the year ended June 30, 2005.

         On June 30, 2005, the Company issued 966,500 shares of common stock for all of the issued and outstanding shares of a United Kingdom based company. The shares were valued at the market price on the date of acquisition of $1.00 per share, or $966,500. The net assets of the acquired company on the date of acquisition was $246,289. See Note 3 - Goodwill.

NOTE 7 - FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires disclosure of the fair value of financial instruments held by the Company. SFAS 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The following methods and assumptions were used to estimate fair value:

         The carrying amount of cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term nature.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 8 - NOTES PAYABLE - RELATED PARTY

         Notes payable - related party consists of a note issued in connection with a joint venture agreement with International Biochemical Industries, Inc. (formerly BioShield Technologies, Inc.) ("IBCI") in the original amount of $500,000. At the time the joint venture agreement was entered into, an Officer of the Company was also the president of IBCI. IBCI is currently undergoing Chapter 7 bankruptcy proceedings. The final outcome has yet to be determined. The balance at June 30, 2005 was $490,404 with an additional amount of $67,459 in accrued interest relating to this note that is shown on the balance sheet in due to related parties (see Note 4).

NOTE 9 - STOCK WARRANTS OUTSTANDING

         As discussed in Note 6, the Company has granted warrants to purchase common stock in conjunction with certain stock issuances for cash. All warrants expire March 31, 2010. A summary of the status of the Company's stock warrants as of June 30, 2005, and changes during the years then ending, are presented below:

                                                        Weighted       Weighted
                                                         Average       Average
                                                        Exercise      Grant Date
                                          Options        Price        Fair Value
                                         ---------      --------      ----------

         Outstanding, June 30, 2004 ....         -      $      -      $        -

             Granted ................... 1,660,000          0.50               -
             Canceled ..................         -             -               -
             Exercised .................         -             -               -
                                         ---------      --------      ----------

         Outstanding, June 30, 2005 .... 1,660,000      $   0.50      $        -
                                         =========      ========      ==========

NOTE 10 - COMMITMENTS AND CONTINGENCIES

         Operating Lease
         ---------------

         The Company is obligated under an agreement for the lease of its office space for a monthly payment of approximately $2,619 at June 30, 2005. The lease terminates on May 31, 2008 and is subject to an annual rent escalation of approximately 3 percent.

         Rent expense for the years ended June 30, 2005 and 2004 was $30,073 and $27,974, respectively.

         The future minimum lease payments are as follows:

             June 30, 2006................. $ 29,156
                      2007.................   30,031
                      2008.................   28,354
                      2009+................        -
                                            --------

                      Total................ $ 87,541
                                            ========

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

         Employment Agreements
         ---------------------

         The Company is subject to one employment agreement with an executive of the Company whereby it will pay an annual base salary in the amount of $300,000 per year for the term of the agreement which expires in March of 2008. The agreement also provides for the issuance of stock options. The agreement provides for the executive's ownership in the Company to be subject to anti-dilution privileges. The agreement is subject to automatic one-year extensions indefinitely. At June 30, 2005, the Company has deferred payment of a total of $395,505 of this compensation in accrued expenses on the balance sheet. Furthermore, the executive is eligible to participate in an incentive compensation/bonus program that guarantees the payment of an additional $250,000 per year which is included in the deferral noted above.

         Contingencies
         -------------

         In accordance with a formal Order entered by the United States Securities and Exchange Commission ("SEC"), Nova has been subpoenaed requiring production of various documents relating to any offering of stock, warrants, or units by Nova or its subsidiaries from August 2004 to October 8, 2004 as well as documents sufficient to identify any person or entity who invested in a private offering from September 1, 2003 to October 8, 2004. Nova intends to cooperate with the Commission regarding this matter.

         During the year ended June 30, 2004, Nova BioPharmaceuticals, Inc. ("NBPI"), a wholly-owned subsidiary of Nova BioGenetics, Inc., was seeking investment capital in the form of a private placement of the NBPI's common stock. A former officer of the Company was in charge of fundraising activities. This fundraising was done in conjunction with a company, Pyramid Financial Group, which is owned by the former officer. There are allegations of misappropriation of investment funds by both the NBPI and the former officer against the other party, respectively. The following is a summary of the two situations:

         In one situation a prospective investor was contacted about purchasing NBPI's common stock pursuant to a private placement. This individual paid $400,000 to the former officer to be escrowed with Pyramid (see
         Note 5) for the purchase of 400,000 common shares. The NBPI claims to have had access to these funds prior to the closing of escrow for short-term borrowings. Pyramid disbursed amounts to NBPI, or one of its consolidated companies, on several occasions or made disbursements on their behalf. Amounts owing to the escrow were $199,500 at June 30, 2005 (see Note 5 - Escrow Payable). There is a possibility that the NBPI may ultimately be responsible for either the repayment of the entire $400,000 (which includes the $199,500 in Note 5), the issuance of 400,000 shares of its common stock, or just the repayment of the $199,500 indicated in Note 5. As these allegations were made only recently and have not yet been resolved, the outcome is undeterminable at the present time.

         In another situation involving this former officer and Pyramid several investors were contacted about purchasing common shares through a private placement of NBPI. These individuals paid $70,500 to Pyramid through the former officer for the purchase of 70,500 shares of the NBPI's common stock. NBPI never received these funds and was unaware that money was committed until later when one of the investors of $10,000 contacted NBPI trying to locate their 10,000 shares of stock. This particular investor was

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

         Contingencies (Continued)
         -------------------------

         repaid for his investment and all claims have been forfeited. There is a possibility that the NBPI may ultimately be responsible for either the repayment of the entire $60,500 ($70,500 less $10,000 repayment) or the issuance of 60,500 shares of its common stock. It is unknown at the present time whether there were additional shares sold through this private placement by the former officer. However, no additional investors beyond those indicated above have come forth requesting shares or repayment relating to this private placement up through the date of the audit report. As these allegations were made only recently and have not yet been resolved, the outcome is undeterminable at the present time.

         Legal Proceedings
         -----------------

         The Company is party to one legal proceeding. A former accountant of Nova's predecessor, Healthcare Network Solutions, Inc., has a pending judgment in the amount of $42,000 against the Company for collection of past due fees. Nova asserts that it only owes them $15,000, which amount is accrued as a liability in accounts payable at June 30, 2005. The Company intends to contest this action vigorously. Management and the Company's attorneys have not yet determined an estimated range of loss, if any. Therefore, as the outcome is undeterminable at the present time, no additional amounts will be accrued in the consolidated financial statements as a result of this contingency.

NOTE 11 - CONCENTRATIONS OF RISK

         Major Customers
         ---------------

         For the year ended June 30, 2005, four customers' generated revenues in excess of 10% of the Company's total consolidated revenues. Revenues from these customers totaled $127,500, $125,743, $71,123, and $60,797 or 26.1%, 25.7%, 14.6%, and 12.4%, respectively.

         For the year ended June 30, 2004, three customers' generated revenues in excess of 10% of the Company's total consolidated revenues. Revenues from these customers totaled $89,250, $37,343, and $29,750 or 34%, 14%, and 11%, respectively.

NOTE 12 - GOING CONCERN CONSIDERATIONS

         The accompanying consolidated financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reported in the consolidated financial statements, the Company has incurred losses of approximately $3,000,000 from inception of the Company through June 30, 2005. The Company's stockholders' deficit at June 30, 2005 was $852,587 and its current liabilities exceeded its current assets by $883,754. These factors combined, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address and alleviate these concerns are as follows:

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements
                             June 30, 2005 and 2004

NOTE 12 - GOING CONCERN CONSIDERATIONS (Continued)

         The Company's management continues to develop a strategy of exploring all options available to it so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. As a part of this plan, management is currently in negotiations with their target industries' key players. In addition, management is exploring options in order to raise additional operating capital through debt and/or equity financing. No assurance can be given that funds will be available, or, if available, that it will be on terms deemed satisfactory to management.

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

                For the fiscal quarter ended September 30, 2005



                                TABLE OF CONTENTS



Condensed Consolidated Balance Sheet
September 30, 2005 (Unaudited) .............................................F-20

Condensed Consolidated Statements of Operations (Unaudited)
For the three months ended September 30, 2005 and 2004 .....................F-21

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the three months ended September 30, 2005 and 2004 .....................F-22

Notes to Condensed Consolidated Financial Statements (Unaudited)............F-23

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets

                                     ASSETS
                                     ------
                                                     September 30,    June 30,
                                                          2005          2005
                                                     -------------  -----------
CURRENT ASSETS                                        (unaudited)

  Cash and cash equivalents ........................  $    11,218   $   386,596
  Accounts receivable, net .........................       52,848        49,949
  Inventory ........................................       38,138        43,712
                                                      -----------   -----------

    Total Current Assets ...........................      102,204       480,257
                                                      -----------   -----------

PROPERTY AND EQUIPMENT - NET .......................       24,934        26,659
                                                      -----------   -----------

OTHER ASSETS

  Deposits .........................................        4,508         4,508
                                                      -----------   -----------

    Total Other Assets .............................        4,508         4,508
                                                      -----------   -----------

    TOTAL ASSETS ...................................  $   131,646   $   511,424
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------

CURRENT LIABILITIES

  Accounts payable and accrued expenses ............  $   606,032   $   528,715
  Due to related parties ...........................      153,748       145,392
  Escrow payable ...................................      199,500       199,500
  Notes payable - related party ....................      490,404       490,404
                                                      -----------   -----------

    Total Current Liabilities ......................    1,449,684     1,364,011
                                                      -----------   -----------

STOCKHOLDERS' DEFICIT

  Common stock, $0.0001 par value; 50,000,000 shares
   authorized, 11,129,923 and 11,107,772 shares
   issued and outstanding, respectively ............        1,113         1,111
  Additional paid-in capital .......................    2,151,763     2,134,265
  Accumulated deficit ..............................   (3,469,363)   (2,987,963)
  Foreign currency translation adjustment ..........       (1,551)            -
                                                      -----------   -----------

    Total Stockholders' Deficit ....................   (1,318,038)     (852,587)
                                                      -----------   -----------

    TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT ....  $   131,646   $   511,424
                                                      ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Operations
                                   (unaudited)

                                                       For the Three Months
                                                        Ended September 30,
                                                  -----------------------------
                                                      2005              2004
                                                  ------------     ------------

NET SALES ....................................    $     42,238     $     81,890

COST OF SALES ................................           5,275            5,216
                                                  ------------     ------------

GROSS MARGIN .................................          36,963           76,674
                                                  ------------     ------------

OPERATING EXPENSES

  Salaries and consulting ....................         333,864           62,500
  Professional fees ..........................          41,189           12,186
  Selling, general and administrative ........         130,171           65,778
                                                  ------------     ------------

    Total Operating Expenses .................         505,224          140,464
                                                  ------------     ------------

LOSS FROM OPERATIONS .........................        (468,261)         (63,790)
                                                  ------------     ------------

OTHER INCOME (EXPENSES)

  Interest expense ...........................         (13,140)          (7,356)
                                                  ------------     ------------

    Total Other Income (Expenses) ............         (13,140)          (7,356)
                                                  ------------     ------------

LOSS BEFORE INCOME TAXES .....................        (481,401)         (71,146)

INCOME TAX EXPENSE ...........................               -                -
                                                  ------------     ------------

NET LOSS .....................................    $   (481,401)    $    (71,146)
                                                  ============     ============

BASIC AND DILUTED:
  Net loss per common share ..................    $      (0.04)    $      (0.01)
                                                  ============     ============

  Weighted average shares outstanding ........      11,111,095        6,892,148
                                                  ============     ============

OTHER COMPREHENSIVE INCOME

NET LOSS .....................................    $   (481,401)    $    (71,146)

  Foreign currency translation adjustment ....          (1,551)               -
                                                  ------------     ------------

COMPREHENSIVE LOSS ...........................    $   (482,952)    $    (71,146)
                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Statements of Cash Flows
                                   (unaudited)

                                                          For the Three Months
                                                           Ended September 30,
                                                        -----------------------
                                                           2005          2004
                                                        ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss ...........................................    $(481,401)    $ (71,146)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation .....................................        1,725           219
Changes in operating assets and liabilities:
  Decrease in inventories ..........................        5,574             -
  Increase (decrease) in accounts receivable .......       (2,899)       26,489
  Increase in accounts payable and accrued expenses        77,318        51,828
  Increase in due to related parties ...............        8,356             -
                                                        ---------     ---------

    Net Cash Provided (Used) in Operating Activities     (391,327)        7,390
                                                        ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property and equipment ..............            -        (1,070)
                                                        ---------     ---------

    Net Cash Used by Investing Activities ..........            -        (1,070)
                                                        ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Due to/from related party ........................            -        (2,597)
  Common stock issued for cash .....................       17,500             -
                                                        ---------     ---------

    Net Cash Provided (Used) by Financing Activities    $  17,500     $  (2,597)
                                                        ---------     ---------

EFFECT OF FOREIGN CURRENCY
 TRANSLATION ADJUSTMENT ............................       (1,551)            -
                                                        ---------     ---------

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS .........................    $(375,378)    $   3,723

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....      386,596         1,691
                                                        ---------     ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD ...........    $  11,218     $   5,414
                                                        =========     =========

SUPPLEMENTAL CASH FLOW INFORMATION

  Cash Payments For:

    Interest .......................................    $       -     $       -
    Income taxes ...................................    $       -     $       -

   The accompanying notes are an integral part of these financial statements.

                     NOVA BIOGENETICS, INC. AND SUBSIDIARIES
            Notes to the Condensed Consolidated Financial Statements
                                   (Unaudited)

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

         The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed consolidated financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed consolidated financial statements be read in conjunction with the Company's audited financial statements and notes thereto included in its June 30, 2005 Annual Report on Form 10-KSB. Operating results for the three-months ended September 30, 2005 are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2006.

NOTE 2 - GOING CONCERN CONSIDERATIONS

         The accompanying condensed consolidated financial statements have been prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reported in its Annual Report on Form 10-KSB for the year ended June 30, 2005, the Company has incurred operating losses of approximately $3,000,000 from inception of the Company through June 30, 2005. The Company's stockholders' deficit at June 30, 2005 was $852,587 and its current liabilities exceeded its current assets by $883,754. Additionally, the Company has sustained additional operating losses for the three-months ended September 30, 2005 of approximately $480,000. These factors combined, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans to address and alleviate these concerns are as follows:

         The Company's management continues to develop a strategy of exploring all options available to it so that it can develop successful operations and have sufficient funds, therefore, as to be able to operate over the next twelve months. As a part of this plan, management is currently in negotiations with their target industries' key players. In addition, management is exploring options in order to raise additional operating capital through debt and/or equity financing. No assurance can be given that funds will be available, or, if available, that it will be on terms deemed satisfactory to management.

         The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually attain profitable operations. The accompanying condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

NOTE 3 - MATERIAL EVENTS

         During the three months ended September 30, 2005, the Company received a total of $17,500 cash proceeds from the issuance of 22,151 shares of common stock issued through a private placement. These shares were sold at $0.79 per share.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________ , 2006 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


             4,663,840 Shares of Nova BioGenetics, Inc. Common Stock


                                   PROSPECTUS


                               _____________, 2006

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY .........................................................   4

RISK FACTORS ...............................................................   6

USE OF PROCEEDS ............................................................  20

SELLING STOCKHOLDERS .......................................................  20

MANNER OF SHARE ACQUISTION BY SELLING STOCKHOLDERS .........................  22

DETERMINATION OF OFFERING PRICE ............................................  23

DIVIDEND POLICY ............................................................  23

MARKET FOR SECURITIES ......................................................  23

SELECTED FINANCIAL INFORMATION .............................................  24

NOTE REGARDING FORWARD-LOOKING STATEMENTS ..................................  28

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ..................  28

BUSINESS ...................................................................  31

DESCRIPTION OF PROPERTY ....................................................  43

LEGAL PROCEEDINGS...........................................................  44

MANAGEMENT, DIRECTORS AND EXECUTIVE OFFICERS................................  45

PRINCIPAL SHAREHOLDERS......................................................  50

DESCRIPTION OF CAPITAL .....................................................  51

PLAN OF DISTRIBUTION........................................................  51

LEGAL MATTERS...............................................................  52

EXPERTS.....................................................................  53

UNAUDITED INTERIM STATEMENTS................................................  53

WHERE YOU CAN FIND MORE INFORMATION.........................................  53

SIGNATURES

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee                                          368.20
NASD Filing Fee                                                 0.00
*Accounting fees and expenses                              15,000.00
*Legal fees and expenses                                   50,000.00
*Transfer Agent fees                                        2.500.00
*Miscellaneous expenses                                     3,500.00
                                                          ----------
Total                                                     $71,368.20
                                                          ----------

*Indicates expenses that have been estimated for filing purposes.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the period preceding the filing of this Form SB-2, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraph: In November of 2005, 520,681 shares of common stock were issued to M5 Trust Fund I, as requested by the Company's former Sr. Vice President in exchange for cancellation of accrued indebtedness of $312,408 as per Board minutes of 11/4/05. Pursuant to the same board minutes, the Company was obligated to issue a further 400,000 restricted shares of its common stock to five (5) persons who assisted the Company.

During the three months ended March 31, 2005, we sold 1,660,000 restricted shares of our common stock to accredited investors for a purchase price of $830,000. Under the terms and conditions of the offer and sale of our securities, each share sold came with a warrant to purchase an additional share at the exercise price of $.50 per share. The warrants are exercisable until March 31, 2010. These individuals had an opportunity to ask questions of and receive answers from executive officers of Registrant and were provided with access to Registrant's documents and records in order to verify the information provided. Each of these shareholders represented that they were accredited investors and had such knowledge and experience in financial and business matters that he was capable of evaluating the merits and risks of the investment, and the Issuer had grounds to reasonably believe immediately prior to making any sale that such purchaser comes within this description. All transactions were negotiated in face-to-face or telephone discussions between executives of Registrant and the individual purchaser, each of whom, or their respective representative, indicated that they met the definition of "sophisticated" investor as defined in Regulation D, and Nova has made a determination that each of such investors are "sophisticated investors." Because of sophistication of each investor as well as, education, business acumen, financial resources and position, each such investor had an equal or superior bargaining position in its dealings with Nova. No underwriter participated in the foregoing transactions and no underwriting discounts or commissions were paid, nor was any general solicitation or general advertising conducted. The securities bear a restrictive legend, and stop transfer instructions are noted on the stock transfer records of the Registrant.

The foregoing issuances of securities were effected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS.

      *4.1   Subscription Agreement
      *4.2   Form of warrant
      *4.3   Form of assignment
      *4.4   Exercise Form
      *4.5   Addendum to Form of Warrant
      *5.1   Opinion of Gary B. Wolff, P.C.
     *10.1   Palmer Holland Supply Agreement incorporated by reference as filed in Form 8-K on 7/12/05
     *10.2   ECO Group Acquisition Agreement
     *10.3   Palmer Holland Distribution Contract
    **10.4   2006 Non-Statutory Stock Option Plan
     *23.1   Consent of Bouwhuis, Morrill & Company
     *23.2   Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)
   **23.1a   Consent of Bouwhuis, Morrill & Company
   **23.2a   Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)

  ***23.1b   Consent of Bouwhuis, Morrill & Company
  ***23.2b   Consent of Gary B. Wolff, P.C. (included in exhibit 5.1)

*filed with initial filing
**filed with 1st Amendment
***filed with 2nd Amendment


The exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 28. UNDERTAKINGS.

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iv) Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Request for Acceleration of Effective Date. If the small business issuer (Registrant) requests acceleration of the effective date of this registration statement under Rule 461 under the Securities Act, it shall include the following:

         "Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, GA on the 9 day of February 2006.


                               NOVA BIOGENETICS, INC.

                               /s/ Dr. Kevin F. Smith
                               ----------------------
                               By: Dr. Kevin F Smith,
                               Chief Executive Officer,
                               Chief Financial Officer,
                               President and Chariman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature(s)                Title(s)                            Date
------------                --------                            ----

/s/ Dr. Kevin Smith                                             February 9, 2006
-------------------
By: Dr. Kevin F. Smith,     Chief Executive Officer,
Chief Executive Officer     Chief Financial Officer,
                            President, and Chairman

/s/ Bradley Smith                                               February 9, 2006
-----------------
By: Bradley Smith           Secretary, Treasurer,
                            Principal Accounting Officer
                            and Director

/s/ William Crook                                               February 9, 2006
-----------------
By: William Crook           Managing Director of Europe